Exhibit 10.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
By and Among
INVESTORS SAVINGS BANK,
INVESTORS BANCORP, INC.,
INVESTORS BANCORP, MHC
And
BROOKLYN FEDERAL SAVINGS BANK,
BROOKLYN FEDERAL BANCORP, INC.,
BFS BANCORP, MHC
Dated as of August 16, 2011

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Exhibit A	Form of Merger Agreement For the Bank Merger
Exhibit B	Form of Merger Agreement For the MHC Merger
Exhibit C	Form of Voting Agreement

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 16, 2011, is by and between (i) Investors Savings Bank, a New Jersey savings bank (“Investors Bank”), Investors Bancorp, Inc., a Delaware corporation (“Investors Bancorp”), Investors Bancorp, MHC, a New Jersey mutual holding company (“Investors MHC”), and (ii) Brooklyn Federal Savings Bank, a Federal savings bank (“Brooklyn Federal Savings”), Brooklyn Federal Bancorp, Inc., a Federal corporation (“Brooklyn Bancorp”), and BFS Bancorp, MHC, a Federal mutual holding company (“Brooklyn MHC”). Each of Investors Bank, Investors Bancorp, Investors MHC, Brooklyn Federal Savings, Brooklyn Bancorp and Brooklyn MHC is sometimes individually referred to herein as a “party,” and Investors Bank, Investors Bancorp, Investors MHC, Brooklyn Federal Savings, Brooklyn Bancorp and Brooklyn MHC are collectively sometimes referred to as the “parties.”

RECITALS

1. Investors MHC owns a majority of the issued and outstanding capital stock of Investors Bancorp, which owns all of the issued and outstanding capital stock of Investors Bank. Each of Investors Bank, Investors Bancorp and Investors MHC has its principal offices located in Short Hills, New Jersey.

2. Brooklyn MHC owns a majority of the issued and outstanding capital stock of Brooklyn Bancorp, which owns all of the issued and outstanding capital stock of Brooklyn Federal Savings. Each of Brooklyn Federal Savings, Brooklyn Bancorp and Brooklyn MHC has its principal offices located in Brooklyn, New York.

3. The Board of Directors of each Party deems it advisable and in its best interests, including with respect to Investors, the members of Investors MHC and the stockholders of Investors Bancorp, and with respect to the Brooklyn Federal Parties, the stockholders of Brooklyn Bancorp and the Brooklyn MHC Members, for Brooklyn MHC to merge with and into Investors MHC with Investors MHC as the surviving entity, for Brooklyn Bancorp to merge with and into Investors Bancorp (or a wholly-owned subsidiary of Investors Bancorp), with Investors Bancorp as the surviving entity, and for Brooklyn Federal Savings to merge with and into Investors Bank with Investors Bank as the surviving entity, all pursuant to the terms, conditions and procedures set forth in this Agreement and the exhibits thereto.

4. As a condition to the willingness of Investors to enter into this Agreement, each of the directors of Brooklyn Bancorp and Brooklyn MHC, and Brooklyn MHC itself, have entered into a Voting Agreement, substantially in the form of Exhibit C hereto, dated as of the date hereof, with Investors Bancorp (the “Voting Agreements”), pursuant to which each director of Brooklyn Bancorp and Brooklyn MHC, as well as Brooklyn MHC itself, have agreed, among other things, to vote all shares of Brooklyn Bancorp Common Stock owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the Voting Agreements.

5. The parties intend the Mergers to qualify as reorganizations within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code.

6. The parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated by this Agreement.

7. In consideration of the premises and of the mutual representations, warranties and covenants herein contained and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.01  Definitions

Except as otherwise provided herein, as used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” means, with respect to any Person, any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” means this agreement, and any amendment or supplement hereto, which constitutes a “plan of merger” between the Investors Parties and the Brooklyn Federal Savings Parties.

“Applications” means the applications to be filed with the appropriate Regulatory Authorities requesting approval or nonobjection of the transactions described in this Agreement.

“Assignment of Leases and Rents” means, with respect to any Mortgaged Property, any assignment of leases, rents and profits or similar document or instrument executed by the related Mortgagor in connection with the origination of the related Mortgage Loan, assigning to the Mortgagee all of the income, rents and profits derived from the ownership, operation, leasing or other disposition of all or a portion of such Mortgaged Property, in the form which such assignment or similar agreement was duly executed, acknowledged and delivered, as such document may be amended, modified, renewed or extended from time to time.

“Banking Act” means the New Jersey Banking Act of 1948, as amended.

“Bank Merger” means the merger of Brooklyn Federal Savings with and into Investors Bank with Investors Bank as the surviving entity. The Bank Merger shall follow the MHC Merger and the Mid-Tier Merger.

“Bank Merger Act” means the Bank Merger Act, within the FDIA and applicable regulations thereunder.

“Bank Merger Effective Date” means the date that the certificate evidencing stockholder approval of the Bank Merger is filed with the Department or such other date as set forth in the certificate or as determined in accordance with applicable law.

“BHCA” means the Bank Holding Company Act of 1956, as amended.

“Brooklyn Bancorp” means Brooklyn Federal Bancorp, Inc., a Federal corporation having its principal place of business located at 81 Court Street, Brooklyn, New York 11201.

“Brooklyn Bancorp Common Stock” means the common stock of Brooklyn Bancorp described in Section 3.02(a).

“Brooklyn Bancorp Compensation and Benefit Plan” has the meaning given to that term in Section 3.12 of this Agreement.

“Brooklyn Bancorp Option” means an option to purchase shares of Brooklyn Bancorp Common Stock granted pursuant to the Brooklyn Bancorp 2006 Stock-Based Incentive Plan.

“Brooklyn Bancorp Regulatory Agreement” has the meaning given to that term in Section 3.11(c) of this Agreement.

“Brooklyn Bancorp Restricted Share” means a share of Brooklyn Bancorp Common Stock granted as a Restricted Stock Award pursuant to the Brooklyn Bancorp 2006 Stock-Based Incentive Plan.

“Brooklyn Bancorp Shareholders Meeting” has the meaning given to that term in Section 7.01 of this Agreement.

“Brooklyn Bancorp Stock Incentive Plan” means the Brooklyn Bancorp 2006 Stock-Based Incentive Plan.

“Brooklyn Bancorp Stockholders Meeting” has the meaning given to that term in Section 7.02 of this Agreement.

“Brooklyn Disclosure Schedules” means the Disclosure Schedules delivered by Brooklyn to Investors pursuant to Article III of this Agreement.

“Brooklyn Federal Savings” means Brooklyn Federal Savings Bank, a federally chartered savings bank having its principal place of business located at 81 Court Street, Brooklyn, New York 11201.

“Brooklyn Federal Parties” means Brooklyn Federal Savings, Brooklyn Bancorp and Brooklyn MHC.

“Brooklyn Financials” means (i) the audited consolidated financial statements of Brooklyn Bancorp as of September 30, 2010 and 2009 and for the two years ended September 30, 2010, including the notes thereto, and (ii) the unaudited interim consolidated financial statements of Brooklyn Bancorp as of each calendar quarter following September 30, 2010, in each case as filed by Brooklyn Bancorp in its Securities Documents.

“Brooklyn MHC” means BFS Bancorp, MHC, a Federal mutual holding company having its principal place of business located at 81 Court Street, Brooklyn, New York 11201.

“Brooklyn MHC Members” means those depositors of Brooklyn Federal Savings who are members of Brooklyn MHC in accordance with the charter and bylaws of Brooklyn MHC and applicable regulations.

“Brooklyn MHC Members Meeting” has the meaning given to such term in Section 7.03(a) of this Agreement.

“Brooklyn Regulatory Reports” means the Thrift Financial Reports of Brooklyn Federal Savings and accompanying schedules, as filed with the OTS, for each calendar quarter beginning with the quarter ended December 31, 2010, through the Closing Date, and all Annual, Quarterly and Current Reports filed with applicable Regulatory Authorities by Brooklyn Bancorp and Brooklyn MHC from December 31, 2010 through the Closing Date.

“Brooklyn Subsidiary” means any corporation, 50% or more of the capital stock of which is owned by Brooklyn Bancorp, either directly or indirectly through Brooklyn Federal Savings, and includes Brooklyn Federal Savings, except that it does not include any corporation the stock of which is held in the ordinary course of the lending activities of Brooklyn Federal Savings.

“Cash Merger Consideration” has the meaning given to such term in Section 2.04(c) of this Agreement.

“Certificate” shall mean certificates evidencing shares of Brooklyn Bancorp Common Stock held by Minority Shareholders.

“Closing Date” shall have the meaning given to such term in Section 2.03 of this Agreement.

“Commercial Loan Mortgage File” has the meaning given to that term in Section 3.15(e) of this Agreement.

“Commercial Real Estate Loan” means a mortgage loan or participation interest in such mortgage loan to the extent applicable, other than a one- to four-family mortgage loan or a home equity loan, in the loan portfolio of Brooklyn Federal Savings.

“Commercial Real Estate Loan Portfolio” means the Commercial Real Estate Loans listed on Brooklyn Disclosure Schedule 3.15(e).

“Commissioner” means the Commissioner of Banking and Insurance of the State of New Jersey, and includes the Department as appropriate.

“Confidentiality Agreement” has the meaning given to that term in Section 11.01 of this Agreement.

“CRE Personnel” has the meaning given to that term in Section 5.01(b)(xxvii).

“Department” means the New Jersey Department of Banking and Insurance.

“DGCL” means the Delaware General Corporation Law.

“Dissenters’ Shares” has the meaning given to that term in Section 2.04(d) of this Agreement.

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.

“Effective Time” has the meaning given to such term in Section 2.03 of this Agreement.

“Encumbrance” means, with respect to a Mortgaged Property, an encumbrance having arisen from and after the issuance date of the respective title insurance policy as a result of which the lien of the respective mortgage can be divested, subordinated or extinguished or its validity or priority impaired.

“Environmental Laws” means any applicable Federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Laws includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

“Exchange Agent” means the bank or trust company or other agent designated by Investors Bancorp, and reasonably acceptable to Brooklyn Bancorp, which shall act as agent for Investors Bancorp in connection with the exchange procedures for converting Certificates into the Cash Merger Consideration.

“Exchange Fund” has the meaning given to such term in Section 2.05 of this Agreement.

“FDIA” means the Federal Deposit Insurance Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB” means the Federal Home Loan Bank of New York.

“FRB” means the Board of Governors of the Federal Reserve System, and, where appropriate, either the Federal Reserve Bank of New York or Federal Reserve Bank of Philadelphia, as applicable.

“GAAP” means accounting principles generally accepted in the United States of America as in effect at the relevant date and consistently applied.

“Governmental Entity” shall mean any Federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“HOLA” the Home Owners’ Loan Act.

“Investors” means the Investors Parties and/or any direct or indirect Subsidiary of such entities.

“Investors Bancorp” means Investors Bancorp, Inc., a Delaware corporation having its principal place of business located at 101 JFK Parkway, Short Hills, New Jersey 07078.

“Investors Bancorp Disclosure Schedules” means the Disclosure Schedules delivered by Investors to Brooklyn Federal Savings pursuant to Article III of this Agreement.

“Investors Bancorp Option” means an option to purchase Investors Bancorp Common Stock granted pursuant to the Investors Bancorp Stock Benefit Plan.

“Investors Bancorp Regulatory Agreement” has the meaning given to such term in Section 4.07(c) of this Agreement.

“Investors Bancorp Stock Benefit Plan” means the Investors Bancorp, Inc. 2006 Equity Incentive Plan.

“Investors Bank” means Investors Savings Bank, a New Jersey chartered, stock savings bank, having its principal place of business located at 101 JFK Parkway, Short Hills, New Jersey 07078.

“Investors MHC” means Investors Bancorp, MHC, a New Jersey chartered mutual holding company having its principal place of business located at 101 JFK Parkway, Short Hills, New Jersey.

“Investors Financials” means (i) the audited consolidated balance sheets of Investors Bancorp and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2010, the six-month period ended December 31, 2009, and for each of the years in the two-year period ended June 30, 2009, including the notes thereto; and (ii) the unaudited interim consolidated financial statements of Investors Bancorp as of each calendar quarter following December 31, 2010 included in Securities Documents filed by Investors Bancorp.

“Investors Parties” means Investors Bank, Investors Bancorp and Investors MHC.

“Investors Subsidiary” means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by Investors Bancorp, and includes Investors Bank, except that it does not include any corporation the stock of which is held in the ordinary course of the lending activities of Investors Bank.

“IRC” means the Internal Revenue Code of 1986, as amended.

“IRS” means the Internal Revenue Service.

“Knowledge” as used with respect to a Party (including references to such Party being aware of a particular matter) means those facts that are known or should have been known by the executive officers and directors of such Party, and includes any facts, matters or circumstances set forth in any written notice from any Regulatory Authority or Governmental Entity or any other material written notice received by that Party.

“Major Decision” means with respect to any Commercial Real Estate Loan: (i) any acceleration of such Commercial Real Estate Loan (other than acceleration that is automatic by the terms of the loan documents), any determination to commence a foreclosure or other legal or judicial proceeding to enforce the terms of such Commercial Real Estate Loan or realize on the collateral therefor or any actual foreclosure upon or comparable conversion (which may include acquisitions of real estate owned) of the ownership of properties securing such Commercial Real Estate Loan; (ii) any modification, consent to a modification, forbearance or waiver of any term of such Commercial Real Estate Loan (including any short payoff or short sale) or any extension of the maturity date thereof; (iii) any sale or other disposition of such Commercial Real Estate Loan, including real estate owned that originated as a Commercial Real Estate Loan (“REO”); (iv) any determination to bring an REO property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO property, except as required by law, court or administrative order; (v) any release of collateral or any acceptance of substitute or additional collateral for such Commercial Real Estate Loan or any consent to either of the foregoing, other than if required pursuant to the specific terms of such Commercial Real Estate Loan and for which there is no material lender discretion; (vi) any waiver of a “due-on-sale” or “due-on-encumbrance” clause or any consent to such a waiver or consent to a transfer of the related Mortgaged Property or interests in the borrower or consent to the incurrence of additional debt; (vii) any property management company changes or franchise changes, in each case, if the lender is required to consent or approve under the Commercial Real Estate Loan documents; (viii) any release of any escrow accounts, reserve accounts or letters of credit held as performance escrows or reserves, other than those required pursuant to the specific terms of such Commercial Real Estate Loan and for which there is no material lender discretion; (ix) any acceptance of an assumption agreement releasing a borrower from any liability under such Commercial Real Estate Loan other than pursuant to the specific terms thereof and for which there is no material lender discretion; (x) any release of the borrower, any guarantor or indemnitor from liability with respect to such Commercial Real Estate Loan or any modification to, waiver of any provision of, or release of, any guaranty or indemnity agreement; (xi) any transfer of the Mortgaged Property or any portion thereof, or any transfer of any direct or indirect ownership interest in the borrower, except in each case as expressly permitted by the loan documents and for which there is no material lender discretion; (xii) any incurrence of additional debt by the borrower or any Affiliate thereof, including the terms of any document evidencing or securing any such additional debt, preferred equity investment or mezzanine loan and of any intercreditor or subordination agreement executed in connection therewith and any waiver of or amendment or modification to the terms of any such document or agreement, except as expressly permitted by the loan documents and for which there is no material lender discretion; (xiii) the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of the borrower; (xiv) the settlement of any hazard insurance claim for a cash payment that will be applied to the principal amount of such Commercial Real Estate Loan if such repayment would not result in the payment in full of all amounts due and payable thereunder; (xv) the termination or modification of any ground lease or ground lessor estoppel agreement, except (other than in connection with REO) as expressly permitted by the loan documents and for which there is no material lender discretion; (xvi) any modification, waiver or amendment of, or consent under, any intercreditor, participation agreement or similar agreement relating to such Commercial Real Estate Loan; (xvii) any subordination of the related mortgage to any other interest in the Mortgaged Property; (xviii) any waiver of an obligation to contribute cash to a reserve or any waiver of a condition for disbursement of funds from a reserve; (xix) any determination to rebuild the Mortgaged Property after the occurrence of a casualty or condemnation (except as expressly permitted by the loan documents and for which there is no material lender discretion); (xx) any consent to a lease that covers more than 5% of the net rentable area or amendment thereto or to any alteration to the extent lender consent is required under the terms of the loan documents; (xxi) commencing or settling any legal proceedings relating to such Commercial Real Estate Loan or the related borrower, or responding, without prior notice to Investors, to any such legal proceedings; and (xxii) force placing any insurance with respect to such Commercial Real Estate Loan.

“Material Adverse Effect” shall mean, with respect to an Investors Party or a Brooklyn Federal Party, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of Investors MHC, Investors Bancorp and its Subsidiaries taken as a whole, or Brooklyn MHC, Brooklyn Bancorp and the Brooklyn Subsidiaries taken as a whole, respectively, or (ii) does or would materially impair the ability of any of the Brooklyn Federal Parties, on the one hand, or the Investors Parties, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in laws and regulations affecting banks or thrift institutions or their holding companies generally, or interpretations thereof by courts or governmental agencies, (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party, (d) the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective subsidiaries, including the expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement, and (e) changes in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, unless it uniquely affects either or both of the parties or any of their Subsidiaries.

“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other hazardous or toxic materials regulated under Environmental Laws.

“Members Proxy Statement” means the proxy statement, if any, together with any supplements thereto, transmitted by Brooklyn Federal Savings and/or Brooklyn MHC to the Brooklyn MHC Members in connection with any applicable membership vote that may be required by the OTS with respect to the transactions contemplated by this Agreement.

“Mergers” shall mean collectively the Bank Merger, the MHC Merger and the Mid-Tier Merger, and any other mergers by interim corporate entities necessary to effectuate the transactions contemplated by this Agreement.

“MHC Merger” means the merger of Brooklyn MHC with and into Investors MHC, with Investors MHC as the surviving entity.

“MHC Shares” has the meaning given to such term in Section 3.02(a) of this Agreement.

“Mid-Tier Effective Time” has the meaning given to such term in the Form of Merger Agreement for the MHC Merger.

“Mid-Tier Merger” means the merger of Brooklyn Bancorp with and into Investors Bancorp (or a wholly-owned subsidiary of Investors Bancorp) with Investors Bancorp as the surviving entity, which shall follow the MHC Merger.

“Minority Shareholders” shall mean those holders of Brooklyn Bancorp Common Stock other than Brooklyn MHC.

“Minority Shares” means those shares of Brooklyn Bancorp Common Stock other than those held by or on behalf of Brooklyn MHC.

“Mortgage” means, with respect to a Commercial Real Estate Loan, the mortgage, deed of trust or other instrument creating a first or second lien on the Mortgaged Property securing the Mortgage Note.

“Mortgage Loan” means, for purposes of Section 3.15(e) of this Agreement, a Commercial Real Estate Loan.

“Mortgage Loan Schedule” has the meaning given to such term in Section 3.15(e) of this Agreement.

“Mortgage Note” means, with respect a Commercial Real Estate Loan, the original executed note or other evidence of the Commercial Mortgage Loan indebtedness of a Mortgagor.

“Mortgaged Property” means, with respect to a Commercial Real Estate Loan, the real property securing repayment of the Mortgage Note, consisting of a fee simple estate or a leasehold estate in such real property.

“Mortgagee” means, with respect to a Commercial Real Estate Loan, the mortgagee or beneficiary named in the Mortgage and the successors and assigns of such mortgagee or beneficiary.

“Mortgagor” means, with respect to a Commercial Real Estate Loan, the obligor on a Mortgage Note, the owner of the Mortgaged Property and the grantor or mortgagor named in the related Mortgage and such grantor’s or mortgagor’s successors in title to the Mortgaged Property.”

“OCC” means the Office of the Comptroller of the Currency.

“Order to Cease and Desist” means the Order to Cease and Desist issued by the OTS to, the issuance of which was consented by, each of the Brooklyn Federal Parties, which Order to Cease and Desist was effective as to each Brooklyn Federal Party as of March 31, 2011, as may be amended or superseded by a Consent Order with the OCC and any written agreement with the FRB.

“OTS” means the Office of Thrift Supervision, and as to Brooklyn Federal Savings, shall include the OCC following the Transfer Date, as defined in the Dodd-Frank Act, and the transfer of authority from the OTS to the OCC pursuant to Section 312 of the Dodd-Frank Act, and as to Brooklyn Bancorp and Brooklyn MHC, shall include the FRB following the Transfer Date, as defined in the Dodd-Frank Act, and the transfer of authority from the OTS to the FRB as to savings and loan holding companies pursuant to Section 312 of the Dodd-Frank Act.

“Participation Facility” shall have the meaning given to such term in Section 3.14(a) of this Agreement.

“Participation Interest” shall have the meaning given to such term in Section 5.03(b) of this Agreement.

“Permitted Encumbrances” means, with respect to any Mortgage or Mortgaged Property related to a Mortgage Loan, (a) the lien for current real estate taxes, ground rents, water charges, sewer rents and assessments not yet due and payable, (b) covenants, conditions and restrictions, rights of way, easements and other matters that are of public record and are referred to in the related lender’s title insurance policy, none of which (individually or in the aggregate), materially interferes with the security intended to be provided by such Mortgage, (c) exceptions and exclusions specifically referred to in such lender’s title insurance policy, none of which (individually or in the aggregate) materially interferes with the security intended to be provided by such Mortgage, and (d) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property which the

Seller did not require to be subordinated to the lien of such Mortgage and which do not (individually or in the aggregate) materially interfere with the security intended to be provided by such Mortgage.

“Person” means any individual, corporation, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Regulations” means applicable regulations promulgated by the OTS, the FRB, the OCC or the Department with respect to the operations of the Brooklyn Parties or the Investors Parties.

“Regulatory Approvals” means the approval of any Regulatory Authority that is necessary in connection with the consummation of the Mergers and the related transactions contemplated by this Agreement.

“Regulatory Authority” or “Regulatory Authorities” means any agency or department of any Federal or state government having supervisory jurisdiction over the parties and the transactions contemplated by this Agreement, including without limitation the OTS, the OCC, the FDIC, the FRB and the Commissioner.

“REIT” means BFS REIT, Inc., an operating subsidiary of Brooklyn Federal Savings.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, dumping, disposing or depositing.

“Right” means any warrant, option, right, convertible security or other capital stock equivalent that obligates an entity to issue its securities.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

“Securities Documents” shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

“Securities Laws” means the Securities Act and the Exchange Act and the rules and regulations promulgated from time to time thereunder.

“Subsidiary” means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by another entity, except any corporation the stock of which is held as security by either Investors Bank or Brooklyn Federal Savings, as the case may be, in the ordinary course of their lending activities.

“Termination Date” means January 31, 2012.

“Treasury Stock” has the meaning given to that term in Section 2.04(b) of this Agreement.

“UCC Financing Statement” means a financing statement executed and filed pursuant to the Uniform Commercial Code, as in effect in the relevant jurisdiction.

“Voting Agreements” has the meaning given to that term in the Recitals.

ARTICLE II

THE MERGER AND RELATED MATTERS

Section 2.01  Effects of Merger; Surviving Entities.

The Mergers will be effected as follows:

(a) The Bank Merger.  Brooklyn Federal Savings shall merge with and into Investors Bank with Investors Bank as the surviving entity pursuant to the merger agreement substantially in the form of Exhibit A hereto. The separate existence of Brooklyn Federal Savings shall cease, and all of the property (real, personal and mixed), rights, powers and duties and obligations of Brooklyn Federal Savings shall be transferred to and assumed by Investors Bank as the surviving entity in the Bank Merger, without further act or deed, all in accordance with the HOLA and the Bank Merger Act, and applicable Regulations, and if applicable the Banking Act. As a result of the

Bank Merger, each holder of a deposit account in Brooklyn Federal Savings as of the Merger Effective Date shall have the same rights and privileges in Investors Bank as if the deposit account had been established at Investors Bank, and all deposit accounts established at Brooklyn Federal Savings prior to the Merger Effective Date shall confer on a depositor the same rights and privileges in Investors Bank as if such deposit account had been established at Investors Bank on the date established at Brooklyn Federal Savings, including without limitation for purposes of any subscription rights in any future conversion of Investors MHC to stock form. The officers of Investors Bank immediately prior to the Effective Time shall be the initial officers of surviving entity, in each case until their respective successors are duly elected or appointed and qualified.

(b) The MHC Merger.  Brooklyn MHC shall merge with and into Investors MHC with Investors MHC as the surviving entity pursuant to the merger agreement substantially in the form of Exhibit B hereto. The separate existence of Brooklyn MHC shall cease, and all of the property (real, personal and mixed), rights, powers and duties and obligations of Brooklyn MHC shall be transferred to and assumed by Investors MHC as the surviving entity in the MHC Merger, without further act or deed, all in accordance with the HOLA, and applicable Regulations. As a result of the MHC Merger, each holder of a deposit account in Brooklyn Federal Savings as of the Merger Effective Date shall have the same rights and privileges in Investors MHC as if such deposit account had been established at Investors Bank, and all deposit accounts established at Brooklyn Federal Savings prior to the Merger Effective Date shall confer on a depositor the same rights and privileges in Investors MHC as if such deposit account had been established at Investors Bank on the date established at Brooklyn Federal Savings, including without limitation for purposes of any subscription rights in any future conversion of Investors MHC to stock form. The officers of Investors MHC immediately prior to the Effective Time shall be the initial officers of surviving entity, in each case until their respective successors are duly elected or appointed and qualified.

(c) The Mid-Tier Merger.  Brooklyn Bancorp shall merge with and into Investors Bancorp, or a to-be-formed, wholly owned subsidiary thereof, with Investors Bancorp (or its wholly-owned subsidiary) as the surviving entity pursuant to this Agreement. The separate existence of Brooklyn Bancorp shall cease, and all of the property (real, personal and mixed), rights, powers and duties and obligations of Brooklyn Bancorp shall be transferred to and assumed by Investors Bancorp (or its wholly-owned subsidiary) as the surviving entity in the Mid-Tier Merger, without further act or deed, all in accordance with the DGCL and/or the HOLA, and applicable Regulations. The Certificate of Incorporation and Bylaws of Investors Bancorp as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the surviving entity, until thereafter amended as provided therein and by applicable law. The directors of Investors Bancorp immediately prior to the Effective Time shall be the initial directors of the surviving entity, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the surviving entity. The officers of Investors Bancorp immediately prior to the Effective Time shall be the initial officers of surviving entity, in each case until their respective successors are duly elected or appointed and qualified.

(d) Modification of Structure.  Notwithstanding any provision of this Agreement to the contrary, Investors Bancorp may, subject to the filing of all necessary applications and the receipt of all required Regulatory Approvals, modify the structure of the transactions described in this Section 2.01, and the parties shall enter into such alternative transactions, so long as (i) there are no adverse tax consequences to any of the stockholders of Brooklyn Bancorp or member of Brooklyn MHC as a result of such modification, (ii) such modification will not materially delay or jeopardize receipt of any required Regulatory Approvals required under Section 7.03, and (iii) the consideration to be paid to the holders of Brooklyn Bancorp Common Stock under this Agreement is not thereby changed in kind or value or reduced in amount.

Section 2.02  Effect on Outstanding Shares of Investors Bancorp Common Stock.

At and after the Mid-Tier Merger Effective Time, each share of Investors Bancorp Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of Investors Bancorp and shall not be affected by the Merger, and each share of Investors Bank Common Stock issued and outstanding immediately prior to the Mid-Tier Effective Time shall remain an issued and outstanding share of Common Stock of Investors Bank and shall not be affected by the Merger.

Section 2.03.  Closing; Effective Time.

The closing (“Closing”) shall occur on the date determined by Investors, in consultation with and upon no less than three (3) business days prior written notice to Brooklyn Bancorp, but in no event later than the close of business on the tenth business day following the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions), or such other date that may be agreed to in writing by the parties. The Mid-Tier Merger shall be effected by the filing of a certificate of merger with the Delaware Office of the Secretary of State, and the filing of Articles of Combination with the Regulatory Authorities, on the day of the Closing (the “Closing Date”), in accordance with the DGCL and the HOLA. The “Effective Time” means the date and time upon which the certificate of merger is filed with the Delaware Office of the Secretary of State, or as otherwise stated in the certificate of merger, in accordance with the DGCL.

Section 2.04.  Conversion of Brooklyn Bancorp Common Stock; Mid-Tier Cash Merger Consideration.

At the Effective Time, by virtue of the Mid-Tier Merger and without any action on the part of Investors Bancorp, Brooklyn Bancorp or the holders of any of the shares of Brooklyn Bancorp Common Stock, the Mid-Tier Merger shall be effected in accordance with the following terms:

(a) Each share of Investors Bancorp Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Mid-Tier Merger.

(b) All shares of Brooklyn Bancorp Common Stock held in the treasury of Brooklyn Bancorp (“Treasury Stock”) and each share of Brooklyn Bancorp Common Stock owned by Investors Bancorp immediately prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) shall, at the Effective Time, cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefore.

(c) Subject to the foregoing provisions of this Section 2.04, each share of Brooklyn Bancorp Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenters’ Shares) held by Minority Shareholders shall become and be converted into, as provided in and subject to the terms set forth in this Agreement, the right to receive a cash payment equal to eighty cents ($0.80) (the “Cash Merger Consideration”). Each share of Brooklyn Bancorp Common Stock issued and outstanding immediately prior to the Effective Time that is held by Brooklyn MHC shall be cancelled and converted into a number of shares of Investors Bancorp Common Stock as shall equal (x) $0.80 times the number of shares of Brooklyn Bancorp Common Stock held by Brooklyn MHC immediately prior to the Effective Time, divided by (y) the average of the closing sales price of a share of Investors Bancorp common stock, as reported on NASDAQ stock market, for the twenty (20) consecutive trading days preceding the Closing Date (rounded down to the nearest whole share), which shares shall be issued to Investors MHC as a result of the MHC Merger.

(d) If shares of Brooklyn Bancorp Common Stock are not listed for trading on the NASDAQ Market as of the date of the Brooklyn Bancorp Shareholders Meeting, then holders of Brooklyn Bancorp Common Stock shall have dissenters’ rights of appraisal in accordance with applicable Regulations and this Section 2.04(d). In such event, shares of Brooklyn Bancorp Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Mid-Tier Merger nor consented thereto in writing and who shall have properly demanded appraisal for such shares in accordance with applicable Regulations (collectively, the “Dissenters’ Shares”), shall not be converted into or represent the right to receive the Cash Merger Consideration. Such stockholders instead shall be entitled to such rights as are granted by the applicable Regulations, except that all Dissenters’ Shares held by Brooklyn Bancorp stockholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their appraisal rights shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Cash Merger Consideration upon surrender, in the manner provided in this Article II, of the Certificate(s) that, immediately prior to the Effective Time, evidenced such shares. Brooklyn Bancorp shall give Investors Bancorp (i) prompt notice of any written demands for appraisal rights, attempted withdrawals of demands for payment and any other instruments served pursuant to the applicable Regulations and received by Brooklyn Bancorp relating to Dissenters’ Shares, and (ii) the opportunity to participate in all negotiations and proceedings with respect to appraisal demands, consistent with the obligations of Brooklyn Bancorp thereunder. Brooklyn Bancorp shall not, except with prior written consent of Investors Bancorp, (x) make any payment with respect to such demands, (y) offer to settle or settle any demand for payment or (z) waive any failure to timely deliver a written demand for appraisal rights or timely take any other action to perfect appraisal rights in accordance with Regulations.

(e) After the Effective Time, shares of Brooklyn Bancorp Common Stock shall be no longer outstanding and shall automatically be canceled and shall cease to exist, and, except as to Dissenters’ Shares, shares held by Minority Shareholders shall thereafter by operation of this section represent the right to receive the Cash Merger Consideration.

Section 2.05  Procedures for Exchange of Brooklyn Bancorp Common Stock.

(a) At or prior to the Effective Time, Investors Bancorp shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the Minority Shareholders, for exchange in accordance with this Article II, an aggregate amount of cash equal to the aggregate amount of the Cash Merger Consideration payable pursuant to Section 2.04 of this Article II (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Investors Bancorp shall cause the Exchange Agent, within five (5) business days after the Effective Time, to mail to each holder of a Certificate or Certificates, a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates for the Cash Merger Consideration into which the Brooklyn Bancorp Common Stock represented by such Certificates shall have been converted as a result of the Mid-Tier Merger. The letter of transmittal shall be subject to the approval of Brooklyn Bancorp (which shall not be unreasonably withheld, conditioned or delayed) and specify that delivery shall be affected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, a check representing the aggregate amount of Cash Merger Consideration which such former holder has the right to receive in respect of the Certificate(s) surrendered pursuant to the provisions of this Section 2.05, and the Certificate(s) so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Cash Merger Consideration.

(c) The holder of a Certificate that prior to the Mid-Tier Merger represented issued and outstanding Brooklyn Bancorp Common Stock shall have no rights, after the Effective Time, with respect to such Brooklyn Bancorp Common Stock except to surrender the Certificate(s) in exchange for the Cash Merger Consideration as provided in this Agreement. After the surrender of a Certificate in accordance with this Section 2.05, the record holder thereof shall be entitled to receive, without any interest thereon, the Cash Merger Consideration that has become payable with respect to shares of Brooklyn Bancorp Common Stock represented by such Certificate.

(d) If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Cash Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(e) From and after the Effective Time, there shall be no transfers on the stock transfer books of Brooklyn Bancorp of the Brooklyn Bancorp Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Brooklyn Bancorp Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Cash Merger Consideration and canceled as provided in this Article II.

(f) At any time following the twelve (12) month period after the Effective Time, Investors Bancorp shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to Investors Bancorp (subject to abandoned property, escheat and other similar laws) with respect to any Cash Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither Investors Bancorp nor the Exchange Agent shall be liable to any holder of a Certificate for any Cash Merger Consideration delivered in respect of such Certificate to a public official pursuant to applicable abandoned property, escheat or other similar law.

(g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Investors Bancorp, the posting by such person of a bond in such amount as Investors Bancorp may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Cash Merger Consideration deliverable in respect thereof.

(h) Investors Bancorp or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Brooklyn Bancorp Common Stock such amounts as Investors Bancorp (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by Investors Bancorp or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Brooklyn Bancorp Common Stock in respect of whom such deduction and withholding were made by Investors Bancorp or the Exchange Agent.

Section 2.06.  Treatment of Brooklyn Bancorp Options and Restricted Stock.

At the Effective Time, each Brooklyn Bancorp Option will vest in full and then cease to represent an option to purchase Brooklyn Bancorp Common Stock and will be converted automatically into the right to receive an amount of cash equal to: (i) $.001 multiplied by (ii) the number of shares of Brooklyn Bancorp Common Stock subject to said Brooklyn Bancorp Option. At the Effective Time, each Brooklyn Bancorp Restricted Share will become fully vested, and will be exchanged for the Cash Merger Consideration. Brooklyn Disclosure Schedule 2.06 sets forth each Brooklyn Bancorp Option and each Brooklyn Bancorp Restricted Share outstanding as of the date of this Agreement, which schedule includes the name of the individual grantee, the date of grant, the vesting schedule, and as to Brooklyn Bancorp Options, the exercise price and the expiration date. Brooklyn Bancorp shall take such steps as necessary to terminate the Brooklyn Bancorp Incentive Plan as of the Effective Time.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BROOKLYN PARTIES

Each of the Brooklyn Federal Parties represents and warrants to Investors that the statements contained in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III), except as set forth in the Brooklyn Disclosure Schedules delivered to Investors on the date hereof, and except as to any representation or warranty which relates to a specific date. The Brooklyn Federal Parties have made a good faith effort to ensure that the disclosure on each schedule of the Brooklyn Disclosure Schedules corresponds to the section reference herein. However, for purposes of the Brooklyn Disclosure Schedules, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule. References to the Knowledge of Brooklyn Bancorp shall include the Knowledge of Brooklyn MHC and Brooklyn Federal Savings.

Section 3.01  Organization

(a) Brooklyn MHC is a Federal mutual holding company organized and validly existing under the laws of the United States, and is duly registered as a savings and loan holding company under the HOLA. Brooklyn MHC has full power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Brooklyn MHC. Brooklyn MHC has no assets, other than shares of Brooklyn Bancorp Common Stock, and has no liabilities.

(b) Brooklyn Bancorp is a Federal corporation organized and validly existing under the laws of the United States, and is duly registered as a savings and loan holding company under the HOLA. Brooklyn Bancorp has the full corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on Brooklyn. Other than shares of capital stock of Brooklyn Federal Savings and the Subsidiaries of Brooklyn Federal Savings as identified on Brooklyn Disclosure Schedule 3.01(b) (collectively, the “Brooklyn Subsidiaries”), Brooklyn Bancorp does not own or control, directly or indirectly, or have the right to acquire directly or indirectly, an equity interest in any corporation, company, association, partnership, joint venture or other entity.

(c) Brooklyn Federal Savings is a Federal savings bank organized and validly existing under the laws of the United States. Except for its Subsidiaries that are identified as Brooklyn Subsidiaries, Brooklyn Federal Savings does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in its investment portfolio, and equity interests held by Brooklyn Federal Savings in a fiduciary capacity, and equity interests held in connection with its lending activities, including stock in the FHLB. Brooklyn Federal Savings owns all of the outstanding shares of capital stock of each Subsidiary identified as a Brooklyn Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature, except that, in the case of the REIT, Brooklyn Federal Savings owns 100% of the common securities and less than 100% of the preferred securities. The deposits of Brooklyn Federal Savings are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due by Brooklyn Federal Savings.

(d) Brooklyn Federal Savings is a member in good standing of the FHLB and owns the requisite amount of stock therein.

(e) The respective minute books of Brooklyn MHC, Brooklyn Bancorp and Brooklyn Federal Savings accurately records, in all material respects, all material corporate actions of their respective stockholders and boards of directors (including committees) through the date of this Agreement.

(f) Prior to the date of this Agreement, Brooklyn has made available to Investors true and correct copies of the charters and bylaws of Brooklyn Federal Savings, Brooklyn Bancorp and Brooklyn MHC.

Section 3.02  Capitalization

(a) The authorized capital stock of Brooklyn Bancorp consists of twenty million (20,000,000) shares of common stock, $0.01 par value (“Brooklyn Bancorp Common Stock”), and one million (1,000,000) shares of Preferred Stock, $0.01 par value (the “Brooklyn Preferred Stock”). There are 12,882,607 shares of Brooklyn Bancorp Common Stock outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, including 9,257,500 shares of Brooklyn Bancorp Common Stock held by Brooklyn MHC (the “MHC Shares”). There are no shares of Brooklyn Bancorp Preferred Stock issued and outstanding. There are 601,603 shares of Brooklyn Bancorp Common Stock held by Brooklyn Bancorp as treasury stock. Except for Brooklyn Bancorp Options, neither Brooklyn Bancorp nor any Brooklyn Subsidiary has or is bound by any Right of any character relating to the purchase, sale, issuance or voting of, or right to receive dividends or other distributions on, any shares of Brooklyn Bancorp Common Stock, or any other security of Brooklyn Bancorp or any Brooklyn Subsidiary, or any securities representing the right to vote, purchase or otherwise receive any shares of Brooklyn Bancorp Common Stock or any other security of Brooklyn Bancorp.

(b) Brooklyn MHC owns the MHC Shares free and clear of any lien or encumbrance. Except for shares of Brooklyn Bancorp Common Stock (and any equity interests that may be attributed to Brooklyn MHC due to its ownership of Brooklyn Bancorp Common Stock), Brooklyn MHC does not possess, directly or indirectly, any equity interest in any corporation.

(c) The authorized capital stock of Brooklyn Federal Savings consists of ten million (10,000,000) shares of common stock, $0.01 par value, and one million (1,000,000) shares of Preferred Stock, $0.01 par value. There are 1,000 shares of Brooklyn Federal Savings common stock outstanding, all of which are validly issued, fully paid and nonassessable and free of preemptive rights, and all of which are owned by Brooklyn Bancorp free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever.

Section 3.03  Authority; No Violation

(a) The Brooklyn Federal Parties have full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Brooklyn Federal Parties and the completion by the Brooklyn Federal Parties of the transactions contemplated hereby have been duly and validly approved by the requisite vote of each Board of Directors of the Brooklyn Federal Parties and by Brooklyn Bancorp as the sole stockholder of Brooklyn Federal Savings, and, except for approval from the stockholders of Brooklyn Bancorp and if required from the Brooklyn MHC Members, no other proceedings on the part of the Brooklyn Federal Parties are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of the Brooklyn Federal Parties and, subject, if required, to the approval of the stockholders of Brooklyn Bancorp and if required the Brooklyn MHC Members and the receipt of the required approvals of the Regulatory Authorities, constitutes the valid and binding obligations of each of the Brooklyn Federal Parties, enforceable against each of the Brooklyn Federal Parties in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and as to Brooklyn Federal Savings, the conservatorship or receivership provisions of the FDIA, and subject, as to enforceability, to general principles of equity.

(b) Subject to the receipt of approvals from the Regulatory Authorities and the compliance by the Brooklyn Federal Parties and Investors with any conditions contained therein,

(A) the execution and delivery of this Agreement by the Brooklyn Federal Parties,

(B) the consummation of the transactions contemplated hereby, and

(C) compliance by the Brooklyn Federal Parties with any of the terms or provisions hereof,

will not: (i) conflict with or result in a material breach of any provision of the charters or bylaws of any of the Brooklyn Federal Parties or the certificate of incorporation of any Brooklyn Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Brooklyn Federal Parties or any of the properties or assets of the Brooklyn Federal Parties; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of any of the Brooklyn Federal Parties under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which any Brooklyn Party is a party, or by which they or any of their respective properties or assets may be bound or affected, except in the case of clause (iii) above, for violations which, individually or in the aggregate, would not have a Material Adverse Effect on any or all of the Brooklyn Federal Parties.

(c) The affirmative vote of the holders of a majority of the issued and outstanding shares of Brooklyn Bancorp Common Stock held by Minority Shareholders, as well as an affirmative vote of two-thirds of all of the issued and outstanding shares of Brooklyn Bancorp Common Stock, are the only votes of holders of any class of Brooklyn Bancorp’s capital stock necessary to adopt and approve this Agreement and the transactions contemplated hereby.

(d) The board of directors of Brooklyn Bancorp, by resolution duly adopted by the requisite vote of the board of directors at a meeting duly called and held, has (x) determined that this Agreement, the Mid-Tier Merger and the other transactions contemplated hereby are fair to and in the best interests of Brooklyn Bancorp and its shareholders and declared the Mid-Tier Merger to be advisable, and (y) recommended that the shareholders of Brooklyn Bancorp approve this Agreement and directed that such matter be submitted for consideration by the Brooklyn Bancorp stockholders at the Brooklyn Bancorp Stockholders Meeting.

(e) The board of directors of Brooklyn MHC, by resolution duly adopted by the requisite vote of the board of directors at a meeting duly called and held, has (x) determined that this Agreement, the MHC Merger and the other transactions contemplated hereby are fair to and in the best interests of Brooklyn MHC and its Members and declared the MHC Merger to be advisable, and (y) recommended that the Members of Brooklyn MHC approve the MHC Merger and directed that such matter be submitted for consideration by the Brooklyn MHC Members at the Brooklyn MHC Members Meeting, if required.

Section 3.04  Consents

Except for (a) filings with Regulatory Authorities, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, the Articles of Combination with the Regulatory Authorities, and such filings with the Department as required for the Bank Merger and the MHC Merger, (c) the filing with the SEC of (i) the Merger Proxy Statement and (ii) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (d) the filing with Regulatory Authorities of the Members Proxy Statement for any requisite vote of Brooklyn MHC members, and (e) the approval of this Agreement by the requisite vote of the shareholders of Brooklyn Bancorp, and if required by the Brooklyn MHC Members, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and, to the Knowledge of Brooklyn Bancorp, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by the Brooklyn Federal Parties, and (y) the completion of the Mergers by the Brooklyn Federal Parties. The Brooklyn Federal Parties have no reason to believe that any Regulatory Approvals or other required consents or approvals will not be received.

Section 3.05  Financial Statements and Securities Documents

(a) The Annual Reports on Form 10-K for the fiscal years ended September 30, 2010 and September 30, 2009 filed with the SEC by Brooklyn Bancorp on the dates set forth in Disclosure Schedule 3.05, and all other reports, registration statements, definitive proxy statements or information statements filed by Brooklyn Bancorp subsequent to September 30, 2009 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act or under the securities regulations of the SEC, in the form filed with the SEC as of the date filed or, if amended or supplemented as of the date amended or supplemented, (A) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Brooklyn Bancorp Financial Statements included or incorporated by reference into any such filing (including the related notes and schedules thereto) have been prepared in accordance with GAAP, and fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of Brooklyn Bancorp and the Brooklyn Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

(b) Brooklyn Bancorp has made available to Investors true, correct and complete copies of all written correspondence between the SEC and it and any of its subsidiaries occurring since September 30, 2009 and prior to the date hereof. There are no outstanding comments from or unresolved issues raised by the SEC with respect to any of Brooklyn Bancorp Securities Documents. The books and records of Brooklyn Bancorp and its subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(c) Except as set forth in Brooklyn Disclosure Schedule 3.05(c), Brooklyn Bancorp and each of its subsidiaries have timely filed all reports, forms, schedules, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since September 30, 2008 with any Governmental Entity (other than the SEC) and have paid all fees and assessments due and payable in connection therewith.

(d) Except as set forth in Brooklyn Disclosure Schedule 3.05(d), the records, systems, controls, data and information of Brooklyn Bancorp and its subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of it or its subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. Brooklyn Bancorp and its subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Brooklyn Bancorp has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to it and its subsidiaries is made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act.

(e) Brooklyn Bancorp has disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of its board of directors and in the Brooklyn Bancorp Securities Documents and the Brooklyn Disclosure Schedules (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

(f) Since September 30, 2008, (A) neither Brooklyn Bancorp nor any of its subsidiaries nor, to its Knowledge, any director, officer, employee, auditor, accountant or representative of it or any of its subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of it or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that it or any of its subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing it or any of its subsidiaries, whether or not employed by it or any of its subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by it or any of its officers, directors, employees or agents to its board of directors or any committee thereof or to any of its directors or officers.

(g) Since September 30, 2010, Brooklyn Bancorp and its subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.

(h) The allowance for loan losses reflected in Brooklyn Bancorp’s audited statement of condition at September 30, 2010 was, and the allowance for loan losses shown on the balance sheets in Brooklyn Bancorp’s Securities Documents for periods ending after September 30, 2010 will be, adequate, as of the dates thereof, under GAAP.

Section 3.06  Taxes

Brooklyn Bancorp and the Brooklyn Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a). Each Brooklyn Federal Party and each Brooklyn Subsidiary has duly filed all federal, state and material local tax returns required to be filed by or with respect to it on or prior to the Closing Date, taking into account any extensions (all such returns, to the Knowledge of Brooklyn Bancorp, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from it by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. Except as set forth in Brooklyn Disclosure Schedule 3.06, as of the date of this Agreement, none of the Brooklyn Federal Parties has received written notice of, and to Knowledge of Brooklyn Bancorp there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of any Brooklyn Federal Party or any Brooklyn Subsidiary, and no written claim has been made by any authority in a jurisdiction where any Brooklyn Party or any Brooklyn Subsidiary does not file tax returns that a Brooklyn Federal Party or any Brooklyn Subsidiary is subject to taxation in that jurisdiction. No Brooklyn Federal Party and no Brooklyn Subsidiary has executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Each Brooklyn Federal Party and each Brooklyn Subsidiary has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and each Brooklyn Federal Party and each Brooklyn Subsidiary, to the Knowledge of Brooklyn Bancorp, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

Section 3.07  No Material Adverse Effect.

Other than as disclosed in the Securities Documents filed by Brooklyn Bancorp on or before the date of this Agreement, Brooklyn Bancorp has not suffered any Material Adverse Effect since September 30, 2010 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Brooklyn Bancorp.

Section 3.08  Material Contracts; Leases; Defaults.

(a) Except as set forth in Brooklyn Disclosure Schedule 3.08, neither Brooklyn MHC, Brooklyn Bancorp nor any Brooklyn Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or material arrangement with any past or present officer, director or employee, except for “at will” arrangements; (ii) any plan, material arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees; (iii) any collective bargaining agreement with any labor union relating to employees; (iv) any agreement which by its terms limits the payment of dividends by Brooklyn Bancorp or any Brooklyn Subsidiary; (v) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Brooklyn Bancorp or any Brooklyn Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, FHLB advances, bankers’ acceptances, and “treasury tax and loan” accounts and transactions in “federal funds” in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Investors Bancorp or any Investors Bancorp Subsidiary; (vi) any other agreement, written or oral, that obligates Brooklyn MHC, Brooklyn Bancorp or any Brooklyn Subsidiary for the payment of more than $25,000 annually or for the payment of more than $50,000 over its remaining term, which is not terminable without cause on 60 days’ or less notice without penalty or payment (other than agreements for commercially available “off-the- shelf” software), or (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by Brooklyn Bancorp or any Brooklyn Subsidiary (it being understood that any non-compete or similar provision shall be deemed material, but any limitation on the scope of any license granted under any such agreement shall not be deemed material).

(b) Each real estate lease that requires the consent of the lessor or its agent resulting from the Mergers by virtue of the terms of any such lease, is listed in Brooklyn Disclosure Schedule 3.08, identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge, neither Brooklyn Bancorp nor any Brooklyn Subsidiary is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(c) True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 3.08(a) and (b) (“Material Contracts”) have been made available to Investors Bancorp on or before the date hereof, and are in full force and effect on the date hereof and neither Brooklyn Bancorp nor any Brooklyn Subsidiary (nor, to the Knowledge of Brooklyn Bancorp, any other party to any such contract, arrangement or instrument) has materially breached any provision of, or is in default in any respect under any term of, any Material Contract. Except as listed on Brooklyn Disclosure Schedule 3.08(c), no party to any Material Contract will have the right to terminate any or all of the provisions of any such Material Contract as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement.

(d) Since September 30, 2009, through and including the date of this Agreement, except as publicly disclosed in the Securities Documents filed or furnished by Brooklyn Bancorp prior to the date hereof, neither Brooklyn Bancorp nor any Brooklyn Subsidiary has (i) except for (A) normal increases for employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice, or (B) as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of September 30, 2009 (which amounts have been previously made available to Investors Bancorp), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans listed on Brooklyn Disclosure Schedule 3.08(d), as in effect as of the date hereof), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) granted any options to purchase shares of Brooklyn Bancorp Common Stock, or any right to acquire any shares of its capital stock to any executive officer, director or employee other than grants to employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice under Brooklyn Bancorp Stock Incentive Plan, (iii) increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, (iv) made any material election for federal or state income tax purposes, (v) made any material change in the credit policies or procedures of Brooklyn Bancorp or any of the Brooklyn Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (vi) made any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments, (vii) entered into any lease of real or personal property requiring annual payments in excess of $25,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, (viii) changed any accounting methods, principles or practices of Brooklyn Bancorp or its Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy or (ix) suffered any strike, work stoppage, slow-down, or other labor disturbance.

Section 3.09  Ownership of Property; Insurance Coverage.

(a) Brooklyn Bancorp and each Brooklyn Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by Brooklyn Bancorp or each Brooklyn Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Brooklyn Regulatory Reports and in the Brooklyn Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by an Brooklyn Subsidiary acting in a fiduciary capacity, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) non-monetary liens affecting real property which do not adversely affect the value or use of such real property, and (iv) those described and reflected in the Brooklyn Financials. Brooklyn Bancorp and the Brooklyn Bancorp Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by Brooklyn Bancorp and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.

(b) With respect to all material agreements pursuant to which Brooklyn Bancorp or any Brooklyn Subsidiary has purchased securities subject to an agreement to resell, if any, Brooklyn Bancorp or such Brooklyn Subsidiary, as the case may be, has a lien or security interest (which to Brooklyn Bancorp’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(c) Brooklyn Bancorp and each Brooklyn Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither Brooklyn Bancorp nor any Brooklyn Subsidiary, except as disclosed in Brooklyn Disclosure Schedule 3.09, has received notice from any insurance carrier during the past five years that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs (other than with respect to health or disability insurance) with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by Brooklyn Bancorp or any Brooklyn Subsidiary under such policies (other than with respect to health or disability insurance). All such insurance is valid and enforceable and in full force and effect, and within the last three years Brooklyn Bancorp and each Brooklyn Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. Brooklyn Disclosure Schedule 3.09 identifies all material policies of insurance maintained by Brooklyn Bancorp and each Brooklyn Subsidiary as well as the other matters required to be disclosed under this Section.

Section 3.10  Legal Proceedings.

Except as set forth in Brooklyn Disclosure Schedule 3.10, neither Brooklyn MHC, Brooklyn Bancorp nor any Brooklyn Subsidiary is a party to any, and there are no pending or, to the Knowledge of Brooklyn Bancorp, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against Brooklyn MHC, Brooklyn Bancorp or any Brooklyn Subsidiary, (ii) to which Brooklyn MHC, Brooklyn Bancorp or any Brooklyn Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of any of the Brooklyn Federal Parties to perform under this Agreement, except as to (i) and (ii) above, for any proceeding, claim, action, investigation or inquiry which, if adversely determined, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on Brooklyn MHC or Brooklyn Bancorp.

Section 3.11  Compliance With Applicable Law.

(a) Except as set forth in Brooklyn Disclosure Schedule 3.11(a), to Brooklyn Bancorp’s Knowledge, each of Brooklyn Bancorp and each Brooklyn Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices and neither Brooklyn Bancorp nor any Brooklyn Subsidiary has received any written notice to the contrary. The Board of Directors of Brooklyn Federal Savings has adopted and Brooklyn Federal Savings has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.

(b) Each of Brooklyn MHC, Brooklyn Bancorp and each Brooklyn Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Regulatory Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted except where the failure to hold such permits, licensees, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Brooklyn MHC or Brooklyn Bancorp; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect in all material respects and, to the Knowledge of Brooklyn Bancorp, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining Regulatory Approvals.

(c) Other than those listed on Brooklyn Disclosure Schedule 3.11(c), for the period beginning October 1, 2008, neither Brooklyn MHC, Brooklyn Bancorp nor any Brooklyn Subsidiary has received any written notification or, to Brooklyn Bancorp’s Knowledge, any other communication from any Regulatory Authority (i) asserting that Brooklyn MHC, Brooklyn Bancorp or any Brooklyn Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Brooklyn MHC, Brooklyn Bancorp or any Brooklyn Subsidiary; (iii) requiring, or threatening to require, Brooklyn MHC, Brooklyn Bancorp or any Brooklyn Subsidiary, or indicating that Brooklyn MHC, Bancorp or any Brooklyn Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Brooklyn Bancorp or any Brooklyn Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Brooklyn Bancorp or any Brooklyn Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Brooklyn Bancorp Regulatory Agreement”). Except as set forth on Brooklyn Disclosure Schedule 3.11(c), neither Brooklyn MHC, Brooklyn Bancorp nor any Brooklyn Subsidiary has consented to or entered into any Brooklyn Bancorp Regulatory Agreement that is currently in effect or that was in effect since January 1, 2008. The most recent regulatory rating given to Brooklyn Federal Savings as to compliance with the Community Reinvestment Act (“CRA”) is satisfactory or better.

(d) Since October 1, 2008, and except as set forth on Brooklyn Disclosure Schedule 3.11(d), Brooklyn Bancorp has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and (ii) the applicable listing and corporate governance rules and regulations of the NASDAQ. Brooklyn Disclosure Schedule 3.11(d) sets forth, as of June 30, 2011, a schedule of all executive officers and directors of Brooklyn Bancorp who have outstanding loans from Brooklyn Bancorp or Brooklyn Federal Savings, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

(e) Each Brooklyn Federal Party is in compliance in all material respects with the Order to Cease and Desist, except as set forth in Brooklyn Disclosure Schedule 3.11(e).

Section 3.12  Employee Benefit Plans.

(a) Brooklyn Disclosure Schedule 3.12(a) includes a list of all existing bonus, incentive, deferred compensation, supplemental executive retirement plans, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans (including paid time off policies and other material benefit policies and procedures), fringe benefit plans, employment, consulting, settlement and change in control agreements and all other material benefit practices, policies and arrangements maintained by Brooklyn MHC, Brooklyn Bancorp or any Brooklyn Subsidiary in which any employee or former employee, consultant or former consultant or director or former director participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “Brooklyn Bancorp Compensation and Benefit Plans”). Neither Brooklyn MHC, Brooklyn Bancorp nor any Brooklyn Subsidiary has any commitment to create any additional Brooklyn Bancorp Compensation and Benefit Plan or to materially modify, change or renew any existing Brooklyn Bancorp Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof, Brooklyn Bancorp has made available to Investors Bancorp true and correct copies of the Brooklyn Bancorp Compensation and Benefit Plans.

(b) To the Knowledge of Brooklyn Bancorp, and except as disclosed in Brooklyn Disclosure Schedule 3.12(b), each Brooklyn Bancorp Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, Part G of Subtitle I of ERISA and Section 4980B of the Code (collectively, “COBRA”),the Health Insurance Portability and Accountability Act (“HIPAA”) and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA and HIPAA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each Brooklyn Bancorp Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely on a determination letter issued to the sponsor or a master or prototype plan, and Brooklyn Bancorp is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the Knowledge of Brooklyn Bancorp, threatened action, suit or claim relating to any of the Brooklyn Bancorp Compensation and Benefit Plans (other than routine claims for benefits). Neither Brooklyn Bancorp nor any Brooklyn Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any Brooklyn Bancorp Compensation and Benefit Plan that would reasonably be expected to subject Brooklyn Bancorp or any Brooklyn Subsidiary to a material unpaid tax or penalty imposed by either Chapter 43 of the Code or Sections 409 or 502 of ERISA.

(c) No liability under Title IV of ERISA has been incurred by Brooklyn Bancorp or any Brooklyn Subsidiary with respect to any Brooklyn Bancorp Compensation and Benefit Plan which is subject to Title IV of ERISA (“Brooklyn Bancorp Pension Plan”) currently or formerly maintained by Brooklyn Bancorp or any entity which is considered one employer with Brooklyn Bancorp under Section 4001(b)(1) of ERISA or Section 414 of the Code (an “Brooklyn Bancorp ERISA Affiliate”) since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to Brooklyn Bancorp or any Brooklyn Bancorp ERISA Affiliate of incurring a liability under such Title. No Brooklyn Bancorp Pension Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Brooklyn Bancorp Pension Plan exceeds the present value of the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) under such Brooklyn Bancorp Pension Plan as of the end of the most recent plan year with respect to the respective Brooklyn Bancorp Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Brooklyn Bancorp Pension Plan as of the date hereof; there is not currently pending with the PBGC any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made (other than as might be required with respect to this Agreement and the transactions contemplated thereby). Neither Brooklyn Bancorp nor any Brooklyn Bancorp ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA. Neither Brooklyn Bancorp, nor any Brooklyn Bancorp ERISA Affiliate, nor any Brooklyn Bancorp Compensation and Benefit Plan, including any Brooklyn Bancorp Pension Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which Brooklyn Bancorp, any Brooklyn Bancorp ERISA Affiliate, and any Brooklyn Bancorp Compensation and Benefit Plan, including any Brooklyn Bancorp Pension Plan or any such trust or any trustee or administrator thereof, could reasonably be expected to be subject to either a civil liability or penalty pursuant to Section 409, 502(i) or 502(l) of ERISA or a tax imposed pursuant to Chapter 43 of the Code.

(d) All material contributions required to be made under the terms of any Brooklyn Bancorp Compensation and Benefit Plan have been timely made, and all anticipated contributions and funding obligations are accrued on Brooklyn Bancorp’s consolidated financial statements to the extent required by GAAP. Brooklyn Bancorp and each Brooklyn Subsidiary has expensed and accrued as a liability the present value of future benefits under each applicable Brooklyn Bancorp Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

(e) Neither Brooklyn Bancorp nor any Brooklyn Subsidiary has any obligations to provide retiree health, life insurance, or disability insurance, or any retiree death benefits under any Brooklyn Bancorp Compensation and

Benefit Plan, other than benefits mandated by COBRA. There has been no communication to employees by Brooklyn Bancorp or any Brooklyn Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, or disability insurance, or any retiree death benefits, other than as set forth in Brooklyn Disclosure Schedule 3.12(e).

(f) Brooklyn Bancorp and its Subsidiaries do not maintain any Brooklyn Bancorp Compensation and Benefit Plans covering employees who are not United States residents.

(g) With respect to each Brooklyn Bancorp Compensation and Benefit Plan, if applicable, Brooklyn Bancorp has provided or made available to Investors Bancorp copies of the: (A) plan documents, trust instruments and insurance contracts; (B) three most recent IRS Forms 5500; (C) three most recent actuarial reports and financial statements; (D) most recent summary plan description; (E) most recent determination letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS within the last three years; (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests); and (H) PBGC Form 500 and 501 filings, along with the Notice of Intent to Terminate, ERISA Section 204(h) Notice, Notice of Plan Benefits, and all other documentation related to the termination of a Brooklyn Bancorp Pension Plan.

(h) Except as provided in Brooklyn Disclosure Schedule 3.12(h) and in Section 2.06, the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) entitle any employee or independent contractor to terminate any plan, agreement or arrangement without cause and continue to accrue future benefits thereunder, or result in the vesting or acceleration of any benefits under any Brooklyn Bancorp Compensation and Benefit Plan, (C) result in any material increase in benefits payable under any Brooklyn Bancorp Compensation and Benefit Plan, or (D) entitle any current or former employee, director or independent contractor of Brooklyn Bancorp or any Brooklyn Subsidiary to any actual or deemed payment (or benefit) which could constitute a “parachute payment” (as such term is defined in Section 280G of the Code).

(i) Except as disclosed in Brooklyn Disclosure Schedule 3.12(i), neither Brooklyn Bancorp nor any Brooklyn Subsidiary maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

(j) Except as disclosed in Brooklyn Disclosure Schedule 3.12(j), all “non-qualified” deferred compensation plans, programs or arrangements (within the meaning of Section 409A of the Code) have (i) between January 1, 2005 and December 31, 2008, been operated in all material respects in good faith compliance with Section 409A of the Code and IRS Notice 2005-01 and (ii) since January 1, 2009 (or such later date permitted under applicable guidance), been in documentary compliance with Section 409A of the Code and IRS regulations and guidance thereunder. All stock options and stock appreciation rights granted by Brooklyn Bancorp to any current or former employee or director have been granted with a per share exercise price or reference price at least equal to the fair market value of the underlying stock on the date the option or stock appreciation right was granted, within the meaning of Section 409A of the Code and associated guidance.

(k) Except as disclosed in Brooklyn Disclosure Schedule 3.12(k), there are no stock options, stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any of the Brooklyn Bancorp Compensation and Benefit Plans or otherwise as of the date hereof and none will be granted, awarded, or credited after the date hereof.

(l) Brooklyn Disclosure Schedule 3.12(l) sets forth, as of the payroll date immediately preceding the date of this Agreement, a list of the full names of all officers, and employees whose annual rate of salary is $50,000 or greater, of Brooklyn Federal Savings or Brooklyn Bancorp, their title and rate of salary, and their date of hire.

Section 3.13  Brokers, Finders and Financial Advisors.

Neither Brooklyn MHC, Brooklyn Bancorp nor any Brooklyn Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Sandler O’Neill + Partners, LP (“Sandler O’Neill”) by Brooklyn Bancorp and the fee payable pursuant thereto. A true and correct copy of the engagement agreement with Sandler O’Neill, setting forth the fee payable to Sandler O’Neill for its services rendered to the Brooklyn Parties in connection with the Mergers and transactions contemplated by this Agreement, is attached to Brooklyn Disclosure Schedule 3.13.

Section 3.14  Environmental Matters.

(a) Except as may be set forth in Brooklyn Disclosure Schedule 3.14 and any Phase I Environmental Report identified therein, with respect to Brooklyn Bancorp and each Brooklyn Subsidiary:

(i) To the Knowledge of Brooklyn Bancorp, neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it, results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon Brooklyn Bancorp or any Brooklyn Subsidiary. To the Knowledge of Brooklyn Bancorp, no condition exists or event has occurred with respect to any of Brooklyn Bancorp and each Brooklyn Subsidiary or any owned or operated property that is reasonably likely to result in any material liability to Brooklyn Bancorp or any Brooklyn Subsidiary by reason of any Environmental Laws. Neither Brooklyn Bancorp nor any Brooklyn Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that Brooklyn Bancorp or any Brooklyn Subsidiary or the operation or condition of any property ever owned, operated by Brooklyn Bancorp or any Brooklyn Subsidiary (including Participation Facilities) are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon Brooklyn Bancorp or any Brooklyn Subsidiary;

(ii) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Brooklyn Bancorp’s Knowledge, threatened, before any court, governmental agency or other forum against Brooklyn Bancorp or any Brooklyn Subsidiary (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or Release into the environment of any Materials of Environmental Concern whether or not occurring at or on a site owned, leased or operated by Brooklyn Bancorp or any Brooklyn Subsidiary;

(iii) To Brooklyn Bancorp’s Knowledge, there are no underground storage tanks on, in or under any properties owned or operated by Brooklyn Bancorp or any of the Brooklyn Bancorp Subsidiaries, and to Brooklyn Bancorp’s Knowledge, no underground storage tanks have been closed or removed from any properties owned or operated by Brooklyn Bancorp or any of the Brooklyn Bancorp Subsidiaries or any Participation Facility except in compliance with Environmental Laws in all material respects; and

(iv) To the Knowledge of Brooklyn Bancorp, at the time of Closing, no condition exists on any property for which Brooklyn Bancorp holds a lien, that results or resulted in a material violation of Environmental Laws or creates a material liability under Environmental Law that is reasonably likely to impose a material liability (including a material remediation obligation) upon Brooklyn Bancorp or any Brooklyn Subsidiary; and

(b) “Participation Facility” means any facility in which Brooklyn Bancorp or its Subsidiaries participates in the management (as that term is defined under CERCLA), whether as a fiduciary, lender in control of the facility, owner or operator.

Section 3.15  Loan Portfolio.

(a) The allowance for loan losses reflected in Brooklyn Bancorp’s audited consolidated balance sheet at September 30, 2010 was, and the allowance for loan losses shown on the balance sheets in Brooklyn Bancorp’s Securities Documents for periods ending after September 30, 2010 was or will be, adequate, as of the date thereof, under GAAP.

(b) Brooklyn Disclosure Schedule 3.15(b) sets forth a listing, as of June 30, 2011, by account, of: (A) all loans (including loan participations) of Brooklyn Federal Savings or any other Brooklyn Subsidiary that have been accelerated during the past twelve months; (B) all loan commitments or lines of credit of Brooklyn Federal Savings or any other Brooklyn Subsidiary which have been terminated by Brooklyn Federal Savings or any other Brooklyn Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (C) each borrower, customer or other party which has notified Brooklyn Federal Savings or any other Brooklyn Subsidiary during three years preceding the date of this Agreement, or has asserted against Brooklyn Federal Savings or any other Brooklyn Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of Brooklyn Bancorp, each borrower, customer or other party which has given Brooklyn Federal Savings or any other Brooklyn Subsidiary any oral notification of, or orally asserted to or against Brooklyn Federal Savings or any other Brooklyn Subsidiary, any such claim; (D) all loans, (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that are as of the date of this Agreement classified as “substandard,” “doubtful,” “loss,” “classified,” “criticized,” “credit risk assets,” “concerned loans,” “watch list” or “special mention” (or words of similar import) by Brooklyn Bancorp and any Brooklyn Subsidiary, or any applicable Regulatory Authority, (4) as to which a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (5) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (6) where a specific reserve allocation exists in connection therewith or (7) that are required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15; and (E) all assets classified by Brooklyn Federal Savings or any Brooklyn Federal Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. Brooklyn Disclosure Schedule 3.15(b) may exclude any individual loan with a principal outstanding balance of less than $25,000.

(c) All loans receivable (including discounts) and accrued interest entered on the books of Brooklyn Bancorp and the Brooklyn Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of Brooklyn Bancorp’s or the appropriate Brooklyn Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. To the Knowledge of Brooklyn Bancorp, the loans, discounts and the accrued interest reflected on the books of Brooklyn Bancorp and the Brooklyn Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by Brooklyn Bancorp or the appropriate Brooklyn Subsidiary free and clear of any liens.

(d) The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

(e) Attached to Brooklyn Disclosure Schedule 3.15(e) is a schedule of information with respect to each Commercial Real Estate Loan, which schedule of information is true, complete and correct in all material respects (the “Mortgage Loan Schedule”). As to each Commercial Real Estate Loan: (i) Brooklyn Federal Savings has good and marketable title to, and is the sole owner of, each such loan or Participation Interest to the extent applicable; Brooklyn Federal Savings has full right, power and authority to transfer and assign each such loan or Participation Interest to or at the direction of Investors Bancorp free and clear of any and all pledges, liens, charges, security interests, participation interests and/or other interests and Encumbrances; (ii) the Mortgage related to and delivered in connection with each such loan constitutes a valid and enforceable first or second priority lien upon the related Mortgaged Property, and there are no liens and/or Encumbrances that are pari passu with the lien of such Mortgage except for Permitted Encumbrances; such Mortgage, together with any separate security agreements, chattel mortgages or equivalent instruments and UCC Financing Statements, establishes and creates a valid and enforceable security interest in favor of the holder thereof in all items of personal property owned by the related Mortgagor which are material to the conduct in the ordinary course of the Mortgagor’s business on the related Mortgaged Property, except to the extent that the enforcement of such security interest may be limited by (i) bankruptcy, insolvency, reorganization, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law), but such limitations or unenforceability will not render such loan documents invalid or a whole or substantially interfere with the lender’s realization of the principal benefits and/or security provided thereby; (iii) as to each such loan for which, as indicated in the Mortgage Loan Schedule, there exists an Assignment of Leases and Rents, either as a separate instrument or as part of the Mortgage, related to and delivered in connection with each such loan, the Assignment of Leases and Rents establishes and creates a valid, subsisting and enforceable assignment of or first priority lien on and security interest in, subject to applicable law, the property, rights and interests of the related Mortgagor described therein; and each assignor thereunder has the full right to assign the same; if an Assignment of Leases and Rents exists with respect to any such loan (whether as part of the related Mortgage or separately), then the related Mortgage or related Assignment of Leases and Rents, subject to applicable law, provides for, upon an event of default under the loan, the appointment of a receiver for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee; (iv) neither the Brooklyn Federal Parties, nor, to the Knowledge of Brooklyn Bancorp, any other holder of the loan, has done, by act or omission, anything that would materially impair the coverage under the title insurance policy related to such loan; (v) there is no valid offset, defense, counter claim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other loan documents, including, without limitation, any such valid offset, defense, counter claim or right based on fraud in connection with the origination or servicing of the loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other loan documents; (vi) the Mortgaged Properties, including, all improvements upon each Mortgaged Property securing such loan are insured under a fire and extended perils insurance (or the equivalent) as required pursuant to the loan documents executed in connection with each such loan; the Mortgage Properties are insured for general liability; (vii) except for those loans identified on the Mortgage Loan Schedule as participation interests, no such loan contains any equity participation by the Mortgagee thereunder, is convertible by its terms into an equity ownership interest in the related Mortgaged Property or the related Mortgagor, provides for any contingent or additional interest in the form of participation in the cash flow of the related Mortgaged Property, or provides for the negative amortization of interest; (viii) except as identified on Brooklyn Disclosure Schedule 3.15(e), as of the date of origination and as of the Closing Date, to the Knowledge of Brooklyn Bancorp, there are no pending actions, suits, governmental investigations or proceedings by or before any court or governmental authority against or affecting the Mortgagor under any such loan or the related Mortgaged Property that, if determined adversely to such Mortgagor or Mortgaged Property, would materially and adversely affect the value of the Mortgaged Property, the principal benefit of the security intended to be provided by the loan documents, the current ability of the Mortgaged Property to generate net cash flow sufficient to service such loan, or the current principal use of the Mortgaged Property; (ix) all escrow deposits (including capital improvements, environmental remediation reserves and other reserve deposits, if any) relating to any such loan that were required to be delivered to the lender under the terms of the related loan documents, have been received and, to the extent of any remaining balances of such escrow deposits, are in the possession or under the control of Brooklyn Federal Savings or its agents (which shall include any applicable servicer); all such escrow deposits which are required for the administration and servicing of such loan are being conveyed hereunder to Investors Bancorp; (x) there are no delinquent taxes or assessments, water or sewer fees or other outstanding charges (including interest), affecting any Mortgaged Property securing any such loan that are a lien of priority equal to or higher than the lien of the related Mortgage, or if there are such delinquent charges, fees, assessments or taxes, or if the appropriate amount of such taxes, assessments, fees or charges is being appealed or is otherwise in dispute, the unpaid taxes, assessments or charges are covered by an escrow of funds or other security sufficient to pay such tax, assessment or charge (for purposes of this representation and warranty, real property taxes and assessments shall not be considered delinquent until the date on which interest and/or penalties would be payable thereon); (xi) none of the Mortgaged Properties is subject to any (1) Encumbrances, other than a Permitted Encumbrance, or (2) monetary liens (including delinquent taxes, any judgments against the Mortgaged Property or the related Mortgagor or mechanic’s or similar liens to which the Mortgaged Property is subject) having priority over the lien of a respective Mortgage not insured against by each respective title insurance policy due to a monetary lien or an Encumbrance arising since the date the title insurance policy was issued up to and including the Closing Date or (3) undisclosed subordinate liens; and

(xii) there are no material adverse environmental circumstances or conditions with respect to any Mortgaged Properties; there is no pending action or proceeding directly involving any Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to any Mortgage Property; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property; (xiii) as of the Closing Date, the loan file with respect to each such loan shall include each document listed in Investors Bancorp Disclosure Schedule 3.15(e) (the “Commercial Loan Mortgage File”) and each such document shall be in the possession of Brooklyn Federal Savings; and (xiv) with respect to each Participation Interest, such Participation Interest and the servicing thereof are subject to the related participation agreement and participation certificate identified on Brooklyn Schedule 3.15(e) hereto, and are not subject to any other agreement or arrangement; Brooklyn Federal Savings has complied with all of its obligations under each participation agreement and participation certificate, has not received from any other participant in a Participation Interest a notice that Brooklyn Federal Savings has breached or is otherwise not complying with its obligations under a participation agreement and participation certificate and has not received notice, and is not otherwise aware, of any breach or noncompliance by another participant under a participation agreement.

Section 3.16  Securities Documents.

Brooklyn Bancorp has made available to Investors Bancorp copies of its (i) annual reports on Form 10-K for the years ended September 30, 2010, 2009 and 2008, (ii) quarterly reports on Form 10-Q for the quarters ended December 31, 2010 and March 31, 2011, and (iii) proxy materials used in connection with its meetings of shareholders held in 2010, 2009 and 2008. Such reports and proxy materials complied, as to form, at the time filed with the SEC or if amended, as of the amendment date, in all material respects, with the Securities Laws.

Section 3.17  Related Party Transactions.

Except as described in Brooklyn Bancorp’s Proxy Statement distributed in connection with the annual meeting of shareholders held in February 2010 (which has previously been provided to Investors Bancorp), or as set forth in Brooklyn Disclosure Schedule 3.17, neither Brooklyn Bancorp nor any Brooklyn Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of Brooklyn Bancorp or any Brooklyn Subsidiary. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve substantially more than the normal risk of collectability or present other unfavorable features (as such terms are used under Item 404 of SEC Regulation S-K promulgated under the Securities Act and the Exchange Act). No loan or credit accommodation to any Affiliate of Brooklyn Bancorp or any Brooklyn Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. To the Knowledge of Brooklyn Bancorp, neither Brooklyn Bancorp nor any Brooklyn Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Brooklyn Bancorp is inappropriate.

Section 3.18  Deposits.

As of the date of this Agreement, none of the deposits of Brooklyn Federal Savings is a “brokered deposit” as defined in 12 CFR Section 337.6(a)(2).

Section 3.19  Required Votes.

The affirmative vote of two thirds of the issued and outstanding shares of Brooklyn Bancorp Common Stock, and the affirmative vote of a majority of the Minority Shares, are required to approve this Agreement and the Merger under Brooklyn Bancorp’s certificate of incorporation and applicable Regulations. Unless otherwise required by the Regulatory Authorities, the affirmative vote of a majority of the Members present and voting, provided there is a Quorum, shall be required for approval of the MHC Merger.

Section 3.20  Registration Obligations.

Neither Brooklyn Bancorp nor any Brooklyn Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

Section 3.21  Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Brooklyn Bancorp’s own account, or for the account of one or more of Brooklyn Bancorp’s Subsidiaries or their customers (all of which are set forth in Brooklyn Disclosure Schedule 3.21), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of Brooklyn Bancorp, with counterparties believed to be financially responsible at the time; and to Brooklyn Bancorp’s Knowledge each of them constitutes the valid and legally binding obligation of Brooklyn Bancorp or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither Brooklyn Bancorp nor any Brooklyn Subsidiary, nor to the Knowledge of Brooklyn Bancorp any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

Section 3.22  Fairness Opinion.

Brooklyn Bancorp has received a written opinion from Sandler O’Neill to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Cash Merger Consideration to be received by the shareholders of Brooklyn Bancorp pursuant to this Agreement is fair to such shareholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

Section 3.23  Trust Accounts.

Brooklyn Federal Savings and each of its subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither Brooklyn Federal Savings nor any other Brooklyn Subsidiary, and to the Knowledge of Brooklyn Bancorp, nor has any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.

Section 3.24  Intellectual Property.

Brooklyn Bancorp and each Brooklyn Subsidiary owns or, to Brooklyn Bancorp’s Knowledge, possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, service marks and trademarks, which are material to the conduct of their business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of Brooklyn Bancorp’s or each of Brooklyn Bancorp’s Subsidiaries’ business, and neither Brooklyn Bancorp nor any Brooklyn Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. Brooklyn Bancorp and each Brooklyn Subsidiary has performed all the material obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To the Knowledge of Brooklyn Bancorp, the conduct of the business of Brooklyn Bancorp and each Brooklyn Subsidiary as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

Section 3.25  Labor Matters.

There are no labor or collective bargaining agreements to which Brooklyn Bancorp or any Brooklyn Subsidiary is a party. To the Knowledge of Brooklyn Bancorp, there is no union organizing effort pending or to the Knowledge of Brooklyn Bancorp, threatened against Brooklyn Bancorp or any Brooklyn Subsidiary. There is

no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of Brooklyn Bancorp, threatened against Brooklyn Bancorp or any Brooklyn Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of Brooklyn Bancorp, threatened against Brooklyn Bancorp or any Brooklyn Subsidiary (other than routine employee grievances that are not related to union employees). Brooklyn Bancorp and each Brooklyn Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.

Section 3.26  Brooklyn Bancorp Information Supplied.

The information relating to Brooklyn Bancorp and any Brooklyn Subsidiary to be contained in the Merger Proxy Statement, or in any other document filed with any Regulatory Authority or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Merger Proxy Statement will comply with the provisions of the Exchange Act and the rules and regulations thereunder and the provisions of the Securities Act and the rules and regulations thereunder, except that no representation or warranty is made by Brooklyn Bancorp with respect to statements made or incorporated by reference therein based on information supplied by Investors Bancorp specifically for inclusion or incorporation by reference in the Merger Proxy Statement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF INVESTORS

Investors represent and warrant to Brooklyn Bancorp that the statements contained in this Article IV are correct and complete as of the date of this Agreement, except as set forth in the Investors Bancorp Disclosure Schedules delivered by Investors Bancorp to Brooklyn Bancorp on the date hereof. Investors Bancorp has made a good faith effort to ensure that the disclosure on each schedule of the Investors Bancorp Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the Investors Bancorp Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule. References to the Knowledge of Investors Bancorp shall include the Knowledge of Investors Bank and Investors MHC.

Section 4.01  Organization.

(a) Investors MHC is a mutual holding company organized, validly existing and in good standing under the laws of the State of New Jersey, and is duly registered as a bank holding company under the BHCA. Investors MHC has full power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Investors MHC.

(b) Investors Bancorp is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly registered as a bank holding company under the BHCA. Investors Bancorp has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Investors Bancorp.

(c) Investors Bank is a savings bank duly organized and validly existing under the laws of the State of New Jersey. The deposits of Investors Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Investors Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

(d) Investors Bancorp Disclosure Schedule 4.01(d) sets forth each Investors Bancorp Subsidiary. Each Investors Bancorp Subsidiary is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

(e) The respective minute books of Investors Bancorp and each Investors Bancorp Subsidiary accurately records, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees).

(f) Prior to the date of this Agreement, Investors Bancorp has made available to Brooklyn Bancorp true and correct copies of the certificate of incorporation and bylaws of Investors Bancorp and Investors Bank and the Investors Bancorp Subsidiaries.

Section 4.02  Capitalization.

(a) The authorized capital stock of Investors Bancorp consists of two hundred million (200,000,000) shares of common stock, $0.01 par value (“Investors Bancorp Common Stock”), and fifty million (50,000,000) shares of Preferred Stock, $0.01 par value (the “Investors Bancorp Preferred Stock”). There are 112,337,326 shares of Investors Bancorp Common Stock outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, including 64,844,373 shares of Investors Bancorp Common Stock held by Investors MHC (the “Investors MHC Shares”). There are no shares of Investors Bancorp Preferred Stock issued and outstanding. There are 5,682,954 shares of Investors Bancorp Common Stock held by Investors Bancorp as treasury stock. Except for Investors Bancorp Options, neither Investors Bancorp nor any Investors Bancorp Subsidiary has or is bound by any Right of any character relating to the purchase, sale, issuance or voting of, or right to receive dividends or other distributions on, any shares of Investors Bancorp Common Stock, or any other security of Investors Bancorp or any Investors Bancorp Subsidiary, or any securities representing the right to vote, purchase or otherwise receive any shares of Investors Bancorp Common Stock or any other security of Investors Bancorp.

(b) Investors MHC owns the Investors MHC Shares free and clear of any lien or encumbrance. Except for shares of Investors Bancorp Common Stock (and any equity interests that may be attributed to Investors MHC due to its ownership of Investors Bancorp Common Stock), Investors MHC does not possess, directly or indirectly, any equity interest in any corporation.

(c) The authorized capital stock of Investors Bank consists of five million (5,000,000) shares of common stock, $2.00 par value, and no shares of preferred stock. There are two hundred and fifty thousand (250,000) shares of Investors Bank common stock outstanding, all of which are validly issued, fully paid and nonassessable and free of preemptive rights, and all of which are owned by Investors Bancorp free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever.

(d) To the Knowledge of Investors Bancorp, and except as set forth in the Investors Bancorp proxy statement dated April 29, 2011, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Investors Bancorp Common Stock.

Section 4.03  Authority; No Violation.

(a) The Investors Parties have full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Investors Parties and the completion by the Investors Parties of the transactions contemplated hereby have been duly and validly approved by the requisite vote of each Board of Directors of the Investors Parties and by Investors Bancorp as the sole stockholder of Investors Federal Savings, and, no other proceedings on the part of the Investors Parties are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of the Investors Parties and, subject to the approval of the stockholders of Brooklyn Bancorp and if required Brooklyn MHC Members and the receipt of the required approvals of the Regulatory Authorities, constitutes the valid and binding obligations of each of the Investors Parties, enforceable against each of the Investors Parties in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and as to Investors Bank, the conservatorship or receivership provisions of the FDIA, and subject, as to enforceability, to general principles of equity.

(b) Subject to the receipt of approvals from the Regulatory Authorities and the compliance by the Investors Parties and the Brooklyn Federal Parties with any conditions contained therein,

(A) the execution and delivery of this Agreement by the Investors Parties,

(B) the consummation of the transactions contemplated hereby, and

(C) compliance by the Investors Parties with any of the terms or provisions hereof,

will not: (i) conflict with or result in a material breach of any provision of the charters or bylaws of any of the Investors Parties or the certificate of incorporation of any Investors Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Investors Parties or any of the properties or assets of the Investors Parties; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of any of the Investors Parties under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which any Investors Party is a party, or by which they or any of their respective properties or assets may be bound or affected, except in the case of clause (iii) above, for violations which, individually or in the aggregate, would not have a Material Adverse Effect on Investors Bancorp.

Section 4.04  Consents.

Except for (a) filings with Regulatory Authorities, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, the Articles of Combination with the Regulatory Authorities, and such filings with the Department as required for the Bank Merger and the MHC Merger, (c) the filing with the SEC of (i) the Merger Proxy Statement and (ii) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (d) the filing with Regulatory Authorities of the Members Proxy Statement for any requisite vote of Brooklyn MHC members, and (e) the approval of this Agreement by the requisite vote of the shareholders of Brooklyn Bancorp, and if required by the Brooklyn MHC Members, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and, to the Knowledge of Investors Bancorp, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by the Investors Parties, and (y) the completion of the Mergers by the Investors Parties. The Investors Parties have no reason to believe that any Regulatory Approvals or other required consents or approvals will not be received.

Section 4.05  Financial Statements.

(a) The Annual Reports on Form 10-K for the years ended December 31, 2010 and December 30, 2009 filed with the SEC by Investors Bancorp, and all other reports, registration statements, definitive proxy statements or information statements filed by Investors Bancorp subsequent to December 31, 2010 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act or under the securities regulations of the SEC, in the form filed with the SEC as of the date filed, (A) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Investors Bancorp Financial Statements included or incorporated by reference into any such filing (including the related notes and schedules thereto) have been prepared in accordance with GAAP, and fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of Investors Bancorp and the Investors Bancorp Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

(b) Investors Bancorp has made available to the Brooklyn Federal Parties true, correct and complete copies of all written correspondence between the SEC and it and any of its subsidiaries occurring since December 31, 2009 and prior to the date hereof. There are no outstanding comments from or unresolved issues raised by the SEC with respect to any of Investors Bancorp Securities Documents. The books and records of Investors Bancorp and its subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(c) Investors Bancorp and each of its Subsidiaries have timely filed all reports, forms, schedules, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2008 with any Governmental Entity (other than the SEC) and have paid all fees and assessments due and payable in connection therewith.

(d) The records, systems, controls, data and information of Investors Bancorp and its subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of it or its subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. Investors Bancorp and its subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Investors Bancorp has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to it and its subsidiaries is made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act.

(e) Investors Bancorp’s management has completed an assessment of the effectiveness of its internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2010, and such assessment concluded that such controls were effective. Investors Bancorp has disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of its board of directors and in the Investors Bancorp Securities Documents and the Investors Bancorp Disclosure Schedules (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

(f) Since December 31, 2008, (A) neither Investors Bancorp nor any of its Subsidiaries nor, to its Knowledge, any director, officer, employee, auditor, accountant or representative of it or any of its subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of it or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that it or any of its subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing it or any of its Subsidiaries, whether or not employed by it or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by it or any of its officers, directors, employees or agents to its board of directors or any committee thereof or to any of its directors or officers.

(g) The allowance for loan losses reflected in Investors Bancorp’s audited statement of condition at December 31, 2010 was, and the allowance for loan losses shown on the balance sheets in Investors Bancorp’s Securities Documents for periods ending after December 31, 2010 will be, adequate, as of the dates thereof, under GAAP.

Section 4.06  Legal Proceedings.

Except as disclosed in Investors Bancorp Disclosure Schedule 4.06, neither Investors Bancorp nor any Investors Bancorp Subsidiary is a party to any, and there are no pending or, to the Knowledge of Investors Bancorp, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against Investors Bancorp or any Investors Bancorp Subsidiary, (ii) to which Investors Bancorp or any Investors Bancorp Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which would reasonably be expected to adversely affect the ability of Investors Bancorp to perform under this Agreement, except as to (i) and (ii) above, for any proceeding, claim, action, investigation or inquiry which, if adversely determined, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on Investors Bancorp.

Section 4.07  Compliance With Applicable Law.

(a) To the Knowledge of Investors Bancorp, each of Investors Bancorp and each Investors Bancorp Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither Investors Bancorp nor any Investors Bancorp Subsidiary has received any written notice to the contrary. The Board of Directors of Investors Bank has adopted and Investors Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.

(b) Each of Investors Bancorp and each Investors Bancorp Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of Investors Bancorp, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

(c) For the period beginning January 1, 2009, neither Investors Bancorp nor any Investors Bancorp Subsidiary has received any written notification or, to the Knowledge of Investors Bancorp, any other communication from any Regulatory Authority (i) asserting that Investors Bancorp or any Investors Bancorp Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Investors Bancorp or Investors Bank, (iii) requiring or threatening to require Investors Bancorp or any Investors Bancorp Subsidiary, or indicating that Investors Bancorp or any Investors Bancorp Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Investors Bancorp or any Investors Bancorp Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Investors Bancorp or any Investors Bancorp Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as an “Investors Bancorp Regulatory Agreement”). Neither Investors Bancorp nor any Investors Bancorp Subsidiary has consented to or entered into any currently effective Investors Bancorp Regulatory Agreement. The most recent regulatory rating given to Investors Bank as to compliance with the CRA is satisfactory or better.

(d) Since the enactment of the Sarbanes-Oxley Act, Investors Bancorp has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NASDAQ.

Section 4.08  Investors Bancorp Common Stock.

The shares of Investors Bancorp Common Stock to be issued to Investors MHC pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

Section 4.09.  Availability of Funds.

Parent has and will have available to it at the Effective Time, sources of funds sufficient to pay the aggregate Cash Merger Consideration and to pay any other amounts payable pursuant to this Agreement and to effect the transactions contemplated hereby.

Section 4.10  Investors Bancorp Information Supplied.

The information relating to Investors Bancorp and any Investors Bancorp Subsidiary to be contained in the Merger Proxy Statement, or in any other document filed with any Regulatory Authority or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Merger Proxy Statement will comply with the provisions of the Exchange Act and the rules and regulations thereunder and the provisions of the Securities Act and the rules and regulations thereunder, except that no representation or warranty is made by Investors Bancorp with respect to statements made or incorporated by reference therein based on information supplied by Brooklyn Bancorp specifically for inclusion or incorporation by reference in the Merger Proxy Statement.

Section 4.11  CRE Disposition.

Investors Bancorp is a party to a written agreement to dispose of all or substantially all of the Commercial Real Estate Loan Portfolio subsequent to the Effective Time.

ARTICLE V

COVENANTS OF THE BROOKLYN FEDERAL PARTIES

Section 5.01  Conduct of Business.

(a) Affirmative Covenants.  During the period from the date of this Agreement to the Effective Time, except with the written consent of Investors Bancorp, which consent will not be unreasonably withheld, conditioned or delayed, the Brooklyn Federal Parties will, and it will cause each Brooklyn Subsidiary to: operate its business, only in the usual, regular and ordinary course of business; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises, including without limitation, maintaining its servicing systems and operations necessary to continue the diligent servicing of the Commercial Real Estate Loan Portfolio in a prudent manner; and voluntarily take no action which would, or would be reasonably likely to, (i) materially adversely affect the ability of the parties to obtain any Regulatory Approvals or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, (ii) materially adversely affect its ability to perform its covenants and agreements under this Agreement, or (iii) materially and adversely affect the value of, or the rights of the lender with respect to, any Commercial Real Estate Loan.

(b) Negative Covenants.  Each of the Brooklyn Federal Parties agree that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement set forth in Brooklyn Disclosure Schedule 5.01, or consented to by Investors Bancorp in writing (which consent shall not be unreasonably withheld, conditioned or delayed, except as to Sections 5.01(b)(xii), (xiii), (xx), (xxii), (xxiii), (xxiv) and (xxvii) below, which consent may be withheld in the discretion of Investors Bancorp), it will not, and it will cause each Brooklyn Subsidiary not to:

(i) change or waive any provision of its Certificate of Incorporation, Charter or Bylaws, or appoint a new director to its board of directors;

(ii) change the number of authorized or issued shares of its capital stock, issue any shares of Brooklyn Bancorp Common Stock, including any shares that are held as “treasury shares” as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the Brooklyn Bancorp Stock Incentive Plan or any other equity compensation plan or arrangement, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that Brooklyn Bancorp may issue shares of Brooklyn Bancorp Common Stock upon the valid exercise, in accordance with the information set forth in Brooklyn Disclosure Schedule 2.06, of presently outstanding Brooklyn Bancorp Options issued under the Brooklyn Bancorp Stock Incentive Plan.

(iii) enter into, amend in any material respect or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation) except for any such contract or agreement that is for a term of twelve months or less or terminable at will without penalty, involves a cost of less than $10,000 and is otherwise in the ordinary course of business;

(iv) make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(v) grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (i) as may be required pursuant to commitments existing on the date hereof and set forth on Brooklyn Disclosure Schedule 5.01(b)(v), and (ii) pay increases in the ordinary course of business consistent with past practice to non-officer employees. Neither Brooklyn Bancorp nor any Brooklyn Subsidiary shall hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $50,000, provided that Brooklyn Bancorp or an Brooklyn Subsidiary may hire at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business;

(vi) enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

(vii) merge or consolidate Brooklyn Bancorp or any Brooklyn Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of Brooklyn Bancorp or any Brooklyn Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between Brooklyn Bancorp, or any Brooklyn Subsidiary, and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; voluntarily revoke or surrender any certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

(viii) sell or otherwise dispose of the capital stock of Brooklyn Bancorp or sell or otherwise dispose of any asset of Brooklyn Bancorp or of any Brooklyn Subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB, subject any asset of Brooklyn Bancorp or of any Brooklyn Subsidiary to a lien, pledge, security interest or other encumbrance other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(ix) voluntarily take any action which would result in any of the representations and warranties of Brooklyn Bancorp or Brooklyn Federal Savings set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article VIII hereof not being satisfied, except in each case as may be required by applicable law;

(x) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Regulatory Authority responsible for regulating Brooklyn Bancorp or Brooklyn Federal Savings;

(xi) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which Brooklyn Bancorp or any Brooklyn Subsidiary is a party;

(xii) purchase any equity securities, or purchase any securities other than securities (i) issued or guaranteed by the United States (“U.S.”) government, U.S. government agencies, or U.S. government sponsored entities, (ii) having a face amount of not more than $3,000,000, and (iii) with a weighted average life of not more than three (3) years assuming a 200 basis point increase in interest rates;

(xiii) except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed on the Brooklyn Disclosure Schedule 5.01(b)(xiii), acquire (including a loan participation) or make any new loan or other credit facility commitment or renew any credit facility (including without limitation, lines of credit and letters of credit) for a mortgage loan, other than a one-to four-family mortgage loan in an amount not in excess of the conforming loan amount, provided the loan qualifies for sale to the secondary market pursuant to Fannie Mae or Freddie Mac guidelines; with respect to any Commercial Real Estate Loan that is a construction loan, make any advance unless evidence satisfactory to Investors is provided indicating that all conditions precedent to such advance under the related loan documents have been satisfied; or take any Major Decision with respect to a Commercial Real Estate Loan;

(xiv) enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate;

(xv) enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(xvi) except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

(xvii) make any material change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; deposit pricing or gathering; or other material banking policies except as may be required by changes in applicable law or regulations, GAAP or by a Regulatory Authority;

(xviii) except for the execution of this Agreement, and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any Brooklyn Bancorp Employee Plan;

(xix) make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof (which are set forth in Brooklyn Disclosure Schedule 5.02(b)(xix)) and other than expenditures necessary to maintain existing assets in good repair;

(xx) except as set forth in Brooklyn Disclosure Schedule 5.02(b)(xx) or as otherwise permitted by this Agreement, purchase or otherwise acquire, or sell or otherwise dispose of, any assets; or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(xxi) undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by Brooklyn Bancorp or Brooklyn Federal Savings of more than $25,000 annually, or containing any financial commitment extending beyond 24 months from the date hereof;

(xxii) other than for matters involving or relating to any Commercial Real Estate Loan, pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, except, in consultation with Investors, with respect to any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $50,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings, or waive or release any material rights or claims, or agree to consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

(xxiii) foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of Materials of Environmental Concern;

(xxiv) purchase or sell any mortgage loan servicing rights;

(xxv) issue any broadly distributed communication relating to the Mergers to employees (including general communications relating to benefits and compensation) without prior consultation with Investors Bancorp and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of Investors Bancorp (which shall not be unreasonably withheld) or issue any broadly distributed communication to customers relating to the Mergers without the prior approval of Investors Bancorp (which shall not be unreasonably withheld), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Mergers or other transactions contemplated hereby;

(xxvi) take any action or knowingly fail to take any reasonable action that would, or would be reasonably likely to, prevent, impede or delay the Mergers from qualifying as reorganizations within the meaning of Section 368(a) of the Internal Revenue Code or (2) take any action that is reasonably likely to result in (A) any of the conditions to the Mergers not being satisfied in a timely manner, (B) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation, or (C) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time;

(xxvii) terminate, other than for cause, any Brooklyn Party employee as set forth on Investors Bancorp Disclosure Schedule 5.01(b)(xxvii) (the “CRE Personnel”); or

(xxviii) agree to do any of the foregoing.

Section 5.02  Current Information.

(a) During the period from the date of this Agreement to the Effective Time, Brooklyn Bancorp will cause one or more of its representatives to confer with representatives of Investors Bancorp and report the general status of its ongoing operations at such times as Investors Bancorp may reasonably request, provided that such representatives shall be subject to the Confidentiality Agreement. Brooklyn Bancorp will promptly notify Investors Bancorp of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving Brooklyn Bancorp or any Brooklyn Subsidiary. Without limiting the foregoing, senior officers of Investors Bancorp and Brooklyn Bancorp shall meet on a reasonably regular basis (expected to be at least monthly) to review the financial and operational affairs of Brooklyn Bancorp and its Subsidiaries, in accordance with applicable law, and Brooklyn Bancorp shall give due consideration to Investors Bancorp’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Investors Bancorp nor any Investors Bancorp Subsidiary shall under any circumstance be permitted to exercise control of Brooklyn Bancorp or any Brooklyn Subsidiary prior to the Effective Time. In addition, consistent with the Confidentiality Agreement Investors Bancorp and its designees may at any time during normal business hours prior to the Closing Date and upon reasonable advance-notice, communicate with the CRE Personnel and any other persons responsible for managing and servicing the Commercial Real Estate Loan Portfolio with respect to the Commercial Real Estate Loan Portfolio and the performance of the servicing activities related thereto. For the sake of clarity, prior to the

Effective Time, such CRE Personnel shall be under the supervision and control of Brooklyn Bancorp or a Brooklyn Subsidiary.

(b) Brooklyn Federal Savings and Investors Bank shall meet on a regular basis to discuss and plan for the conversion of Brooklyn Federal Savings’ data processing and related electronic informational systems to those used by Investors Bank, which planning shall include, but not be limited to, discussion of the possible termination by Brooklyn Federal Savings of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by Brooklyn Federal Savings in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that Brooklyn Federal Savings shall not be obligated to take any such action prior to the Effective Time and, unless Brooklyn Federal Savings otherwise agrees, no conversion shall take place prior to the Effective Time. In the event that Brooklyn Federal Savings takes, at the request of Investors Bank, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees or charges, Investors Bank shall indemnify Brooklyn Federal Savings for any such fees and charges, and the costs of reversing the conversion process, if for any reason the Merger is not consummated for any reason other than a breach of this Agreement by Brooklyn Bancorp, or a termination of this Agreement under Section 10.01(g) or 10.01(h).

(c) Brooklyn Federal Savings shall provide Investors Bank, within fifteen (15) business days of the end of each calendar month, a written list of nonperforming assets (the term “nonperforming assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructuring” as defined in Statement of Financial Accounting Standards No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructuring,” (ii) loans on nonaccrual, (iii) real estate owned, (iv) all loans ninety (90) days or more past due) as of the end of such month and (iv) and impaired loans. On a monthly basis, Brooklyn Bancorp shall provide Investors Bank with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan. Brooklyn Bancorp shall provide Investors Bancorp and its designees within five (5) days of the end of each month, a servicing report, in a form agreed to between Brooklyn Bancorp and Investors Bancorp, with respect to the Commercial Real Estate Loan Portfolio.

(d) Brooklyn Bancorp shall promptly inform Investors Bancorp upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of Brooklyn Bancorp or any Brooklyn Subsidiary under any labor or employment law.

(e) Brooklyn Bancorp shall inform Investors Bancorp and its designees immediately upon, but in no event later than five (5) days after, receiving notice that any CRE Personnel intends to voluntarily terminate employment with Brooklyn Federal. Until the Closing Date, and for so long as the CRE Personnel are employed by Brooklyn Federal, such CRE Personnel shall continue to be responsible for servicing the Commercial Real Estate Loan Portfolio. Moreover, with advanced-notice to and in consultation with Brooklyn Federal, Investors Bancorp and its designees shall have the right, in its sole discretion, to contact any CRE Personnel to negotiate compensation arrangements for such CRE Personnel.

(f) Brooklyn Federal shall promptly deliver to Investors Bancorp and its designees copies of all notices, pleadings and other documentation received by the Brooklyn Federal Parties with respect to legal proceedings relating to any Commercial Real Estate Loan or the related borrower.

Section 5.03  Access to Properties and Records.

(a) Subject to Section 11.01 hereof, Brooklyn Bancorp shall permit Investors Bancorp and its designated agents (who agree to be bound by the terms of the Confidentiality Agreement) reasonable access during normal business hours upon reasonable notice to its properties and those of the Brooklyn Bancorp Subsidiaries, and shall disclose and make available to Investors Bancorp and its designees during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter Brooklyn Bancorp reasonably determines should be treated as confidential) and shareholders’ meetings, organizational documents,

Bylaws, material contracts and agreements, filings with any Regulatory Authority, litigation files, plans affecting employees, and any other business activities or prospects in which Investors Bancorp may have a reasonable interest, and shall allow Investors Bancorp and its designees to communicate with the CRE Personnel and any other persons responsible for managing and servicing the Commercial Real Estate Loans and the performance of the servicing activities related thereto; provided, however, that Brooklyn Bancorp shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel. Brooklyn Bancorp shall provide and shall request its auditors to provide Investors Bancorp with such historical financial information regarding it (and related audit reports and consents) as Investors Bancorp may reasonably request for securities disclosure purposes. Investors Bancorp shall use commercially reasonable efforts to minimize any interference with Brooklyn Bancorp’s regular business operations during any such access to Brooklyn Bancorp’s property, books and records. Without limiting the foregoing, Brooklyn Federal Savings shall allow Investors Bancorp or its designees, within five (5) business days of the date of this Agreement, to commence an inventory of the loan files with respect to the Commercial Loan Portfolio to determine which documents to be included in the Commercial Loan Mortgage File are in possession of Brooklyn Federal Savings and which documents need to be obtained, and such inventory may be updated from time to time prior to the Closing Date, and for each Commercial Real Estate Loan, Brooklyn Bancorp and Brooklyn Federal Savings shall not permit any documents to be missing from the Commercial Loan Mortgage File that existed as of the date above-referenced inventory was completed and from and after such dates, permit any changes or altercations to the Commercial Loan Mortgage File without the prior written consent of Investors Bancorp and its designees. The expenses of such inventory (not to exceed $50,000) shall be reimbursed by Brooklyn Federal Savings, subject to the receipt of any required regulatory approval. Brooklyn Bancorp shall permit Investors Bancorp, at its expense, to cause a “phase I environmental audit” and a “phase II environmental audit” to be performed at each Branch at any time prior to the Closing Date; provided, however, that Investors Bancorp shall have the right to conduct a “phase II environmental audit” prior to the Closing only to the extent that a “phase II environmental audit” is within the scope of additional testing recommended by the “phase I environmental audit” to be performed as a result of a “Recognized Environmental Condition” (as such term is defined by The American Society for Testing Materials) that was discovered in the “phase I environmental audit” and provided that as to any “phase II environmental audits” performed at a Branch which Brooklyn Federal Savings leases, the landlord pursuant to the applicable lease has consented to such “phase II environmental audit” if such consent is necessary pursuant to the lease. Brooklyn Federal Savings will use its commercially reasonable efforts (at no cost to Brooklyn Federal Savings) to obtain such landlord consent. Prior to performing any “phase II environmental audits,” Investors Bancorp will provide Brooklyn Bancorp with a copy of its proposed work plan and Investors Bancorp will cooperate in good faith with Brooklyn Bancorp to address any comments or suggestions made by Brooklyn Bancorp regarding the work plan. Investors Bancorp and its environmental consultant shall conduct all environmental assessments pursuant to this Section at mutually agreeable times and so as to eliminate or minimize to the greatest extent possible interference with Brooklyn Bancorp’s operation of its business, and Investors Bancorp shall maintain or cause to be maintained reasonably adequate insurance with respect to any assessment conducted hereunder. Investors Bancorp shall be required to restore each Owned Real Property to substantially its pre-assessment condition. All costs and expenses incurred in connection with any “phase I environmental audit” and any “phase II environmental audit,” and any restoration and clean up, shall be borne solely by Investors Bancorp.

(b) Brooklyn Bancorp and Brooklyn Federal Savings shall consult with and keep Investors Bancorp informed as to matters related to the ongoing management of the Brooklyn Federal Savings Commercial Real Estate Loan portfolio. Brooklyn Federal Savings shall fully cooperate with Investors Bank in order to obtain all consents necessary so that Investors Bank may transfer, following consummation of the Mergers, any Commercial Real Estate Loan and related servicing agreements in which Brooklyn Federal Savings has a participation interest (whether as lead participant or otherwise) (a “Participation Interest”).

Section 5.04  Financial and Other Statements.

(a) Promptly upon receipt thereof, Brooklyn Bancorp will furnish to Investors Bancorp copies of each annual, interim or special audit of the books of Brooklyn Bancorp and the Brooklyn Bancorp Subsidiaries made by its independent auditors and copies of all internal control reports submitted to Brooklyn Bancorp by such auditors in connection with each annual, interim or special audit of the books of Brooklyn Bancorp and the Brooklyn Bancorp Subsidiaries made by such auditors.

(b) As soon as reasonably available, but in no event later than the date such documents are filed with the SEC, Brooklyn Bancorp will deliver to Investors Bancorp the Securities Documents filed by it with the SEC under the Securities Laws. Brooklyn Bancorp will furnish to Investors Bancorp copies of all documents, statements and reports as it or any Brooklyn Subsidiary shall send to its shareholders, the FDIC, the OTS, or any other regulatory authority, except as legally prohibited thereby. Within 25 days after the end of each month, Brooklyn Bancorp will deliver to Investors Bancorp a consolidated balance sheet and a consolidated statement of income, without related notes, for such month prepared in accordance with current financial reporting practices.

(c) Brooklyn Bancorp will advise Investors Bancorp promptly of the receipt of any examination report of any Regulatory Authority with respect to the condition or activities of Brooklyn Bancorp or any of the Brooklyn Bancorp Subsidiaries.

(d) With reasonable promptness, Brooklyn Bancorp will furnish to Investors Bancorp such additional financial data that Brooklyn Bancorp possesses and as Investors Bancorp may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

Section 5.05  Maintenance of Insurance.

Brooklyn Bancorp shall maintain, and cause each Brooklyn Subsidiary to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business.

Section 5.06  Disclosure Supplements.

From time to time prior to the Effective Time, Brooklyn Bancorp will promptly supplement or amend the Brooklyn Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Brooklyn Disclosure Schedule or which is necessary to correct any information in such Brooklyn Disclosure Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to such Brooklyn Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

Section 5.07  Consents and Approvals of Third Parties.

Brooklyn Bancorp shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.

Section 5.08  Reasonable Best Efforts.

Subject to the terms and conditions herein provided, Brooklyn Bancorp agrees to use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Additionally, the Brooklyn Federal Parties shall use their best efforts, in coordination with the Investors Parties, to obtain any required third party consents to transfer Commercial Real Estate Loans that have participation interests held by Brooklyn Federal Savings and/or the servicing rights related thereto, in connection with Investors’ agreement to dispose of all or substantially all of the Commercial Real Estate Loan Portfolio subsequent to the Effective Time.

Section 5.09  Failure to Fulfill Conditions.

In the event that Brooklyn Bancorp determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Investors Bancorp.

Section 5.10  No Solicitation.

(a) Brooklyn Bancorp shall not, and shall cause the Brooklyn Subsidiaries and the respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents (collectively, the “Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Investors Bancorp) any information or data with respect to Brooklyn Bancorp or any of its Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Brooklyn Bancorp is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by Brooklyn Bancorp or any Representative, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of Brooklyn Bancorp or otherwise, shall be deemed to be a breach of this Agreement by Brooklyn Bancorp. Brooklyn Bancorp and its Subsidiaries shall, and shall cause each of Brooklyn Bancorp Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Investors Bancorp), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Brooklyn Bancorp or any of its Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of Brooklyn Bancorp or any of its Subsidiaries representing, in the aggregate, twenty-five percent (25%) or more of the assets of Brooklyn Bancorp and its Subsidiaries on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty-five percent (25%) or more of the votes attached to the outstanding securities of Brooklyn Bancorp or any of its Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of any class of equity securities of Brooklyn Bancorp or any of its Subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

(b) Notwithstanding Section 5.10(a), Brooklyn Bancorp may take any of the actions described in clause (ii) of Section 5.10(a) if, but only if, (i) Brooklyn Bancorp has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 5.10; (ii) the Brooklyn Bancorp Board determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal; (iii) Brooklyn Bancorp has provided Investors Bancorp with at least one (1) Business Day’s prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to Brooklyn Bancorp or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, Brooklyn Bancorp receives from such Person a confidentiality agreement with terms no less favorable to Brooklyn Bancorp than those contained in the Confidentiality Agreement. Brooklyn Bancorp shall promptly provide to Investors Bancorp any non-public information regarding Brooklyn Bancorp or its Subsidiaries provided to any other Person that was not previously provided to Investors Bancorp, such additional information to be provided no later than the date of provision of such information to such other party.

For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the Brooklyn Bancorp Board determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and a financial advisor (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Brooklyn Bancorp Common Stock or all, or substantially all, of the assets of Brooklyn Bancorp and its Subsidiaries on a consolidated basis; (ii) would result in a transaction that (A) involves consideration to the holders of the shares of Brooklyn Bancorp Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to Brooklyn Bancorp’s shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and which proposal is not conditioned upon obtaining additional financing and (B) is, in light of the other terms of such proposal, more favorable to Brooklyn Bancorp’s shareholders than the Merger and the transactions contemplated by this Agreement; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

(c) Brooklyn Bancorp shall promptly (and in any event within twenty-four (24) hours) notify Investors Bancorp in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Brooklyn Bancorp or any Brooklyn Bancorp Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) unless (i) such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement, (ii) disclosure of such materials jeopardizes the attorney-client privilege or (iii) disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree. Brooklyn Bancorp agrees that it shall keep Investors Bancorp informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(d) Neither the Brooklyn Bancorp Board nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Investors Bancorp in connection with the transactions contemplated by this Agreement (including the Mergers), the Brooklyn Bancorp Recommendation (as defined in Section 7.01), or make any statement, filing or release, in connection with Brooklyn Bancorp Shareholders Meeting or otherwise, inconsistent with the Brooklyn Bancorp Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Brooklyn Bancorp Recommendation); (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause Brooklyn Bancorp or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 5.10(b)) or (B) requiring Brooklyn Bancorp to abandon, terminate or fail to consummate the Mergers or any other transaction contemplated by this Agreement.

(e) Notwithstanding Section 5.10(d), prior to the date of Brooklyn Bancorp Shareholders Meeting, the Brooklyn Bancorp Board may approve or recommend to the shareholders of Brooklyn Bancorp a Superior Proposal and withdraw, qualify or modify the Brooklyn Bancorp Recommendation in connection therewith (a “Brooklyn Bancorp Subsequent Determination”) after the third (3rd) Business Day following Investors Bancorp’s receipt of a notice (the “Notice of Superior Proposal”) from Brooklyn Bancorp advising Investors Bancorp that the Brooklyn Bancorp Board has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 5.10) constitutes a Superior Proposal (it being understood that Brooklyn Bancorp shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that Brooklyn Bancorp proposes to accept and the subsequent notice period shall be two (2) business days) if, but only if, (i) the Brooklyn Bancorp Board has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor, that the failure to take such actions would be reasonably likely to be inconsistent with its fiduciary duties to Brooklyn Bancorp’s shareholders under applicable law, and (ii) at the end of such three (3) Business Day period or the two (2) Business Day Period (as the case may be), after taking into account any such adjusted, modified or amended terms as may have been committed to in writing by Investors Bancorp since its receipt of such Notice of Superior

Proposal (provided, however, that Investors Bancorp shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), Brooklyn Bancorp Board has again in good faith made the determination (A) in clause (i) of this Section 5.10(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. Notwithstanding the foregoing, the changing, qualifying or modifying of the Brooklyn Bancorp Recommendation or the making of a Brooklyn Bancorp Subsequent Determination by the Brooklyn Bancorp Board shall not change the approval of the Brooklyn Bancorp Board for purposes of causing any Takeover Laws to be inapplicable to this Agreement and the Brooklyn Bancorp Voting Agreements and the transactions contemplated hereby and thereby, including the Merger.

(f) Nothing contained in this Section 5.10 shall prohibit Brooklyn Bancorp or the Brooklyn Bancorp Board from complying with Brooklyn Bancorp’s obligations required under Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed a change in Brooklyn Bancorp Recommendation unless Brooklyn Bancorp Board reaffirms Brooklyn Bancorp Recommendation in such disclosure.

Section 5.11  Reserves and Merger-Related Costs.

Brooklyn Bancorp agrees to consult with Investors Bancorp with respect to its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves). Investors Bancorp and Brooklyn Bancorp shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges as Investors Bancorp shall reasonably request and which are not inconsistent with GAAP, provided that (i) no such actions need be effected until Investors Bancorp shall have irrevocably certified to Brooklyn Bancorp that all conditions set forth in Article VIII to the obligation of Investors Bancorp to consummate the transactions contemplated hereby (other than the delivery of certificates or opinions) have been satisfied or, where legally permissible, waived, and (ii) the effect of any such actions shall not be included in calculating Brooklyn Bancorp Delinquent Loans.

Section 5.12  Board of Directors and Committee Meetings.

Brooklyn Bancorp and Brooklyn Federal Savings shall permit representatives of Investors Bancorp (no more than two) to attend any meeting of the Board of Directors of Brooklyn Bancorp and/or Brooklyn Federal Savings or the Executive and Loan Committees thereof as an observer, subject to the Confidentiality Agreement, provided that neither Brooklyn Bancorp nor Brooklyn Federal Savings shall be required to permit the Investors Bancorp representative to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any third party proposal to acquire control of Brooklyn Bancorp or Brooklyn Federal Savings or during any other matter that the respective Board of Directors has reasonably determined to be confidential with respect to Investors Bancorp’s participation.

Investors Bancorp shall bear all legal and financial responsibility for ensuring that observer rights shall not constitute control of Brooklyn Bancorp or Brooklyn Federal Savings under applicable laws.

Section 5.13  Voting of MHC Shares; Brooklyn MHC Members Meeting

Brooklyn MHC shall vote the MHC Shares in favor of the Mid-Tier Merger, and if required, Brooklyn MHC shall submit this Agreement and/or the MHC Merger contemplated herein to the Brooklyn MHC Members for approval, and the Board of Directors of Brooklyn MHC shall recommend approval of this Agreement to the Brooklyn MHC Members.

Section 5.14  REIT Matters.

Each of the Brooklyn Parties will take all necessary actions to enable the REIT to merge or liquidate into Brooklyn Federal Savings at Closing.

ARTICLE VI

COVENANTS OF INVESTORS BANCORP

Section 6.01  Conduct of Business.

During the period from the date of this Agreement to the Effective Time, except with the written consent of Brooklyn Bancorp, which consent will not be unreasonably withheld, Investors Bancorp will, and it will cause each Investors Bancorp Subsidiary to use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action that would, or would be reasonably likely to: (i) adversely affect the ability of the parties to obtain the Regulatory Approvals or other approvals of Governmental Entities required for the transactions contemplated hereby, or materially increase the period of time necessary to obtain such approvals; (ii) adversely affect its ability to perform its covenants and agreements under this Agreement; or (iii) result in the representations and warranties contained in Article IV of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article VIII hereof not being satisfied.

Section 6.02  Current Information.

During the period from the date of this Agreement to the Effective Time, Investors Bancorp will cause one or more of its representatives to confer with representatives of Brooklyn Bancorp and report the general status of matters relating to the completion of the transactions contemplated hereby, at such times as Brooklyn Bancorp may reasonably request. Investors Bancorp will promptly notify Brooklyn Bancorp, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), which might adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain such approvals; or the institution of material litigation involving Investors Bancorp and any Investors Bancorp Subsidiary.

Section 6.03  Financial and Other Statements.

Investors Bancorp will make available to Brooklyn Bancorp the Securities Documents filed by it with the SEC under the Securities Laws. Investors Bancorp will furnish to Brooklyn Bancorp copies of all documents, statements and reports as it files with any Regulatory Authority with respect to the Mergers.

Section 6.04  Disclosure Supplements.

From time to time prior to the Effective Time, Investors Bancorp will promptly supplement or amend the Investors Bancorp Disclosure Schedule delivered in connection herewith with respect to any material matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Investors Bancorp Disclosure Schedule or which is necessary to correct any information in such Investors Bancorp Disclosure Schedule which has been rendered inaccurate thereby. No supplement or amendment to such Investors Bancorp Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article VIII.

Section 6.05  Consents and Approvals of Third Parties.

Investors shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals, necessary or desirable for the consummation of the transactions contemplated by this Agreement.

Section 6.06  Regulatory Cooperation.

Each of the Investors Parties will cooperate with the Brooklyn Federal Parties and use all reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of the SEC, the Regulatory Authorities and any other third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement. Applications to Regulatory Authorities for Regulatory Approvals to the transactions contemplated by this Agreement shall be filed in definitive form no later than twenty-one (21) days after the date of this Agreement. Investors Parties and Brooklyn Federal Parties will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the Merger Proxy Statement and any application, petition or any other statement or application made by or on behalf of Brooklyn and/or Investors to any Regulatory Authority or governmental body in connection with the Mergers, and the other transactions contemplated by this Agreement. Brooklyn Federal Parties shall have the right to review and approve in advance all characterizations of the information relating to the Brooklyn Federal Parties which appear in any filing made in connection with the transactions contemplated by this Agreement with any Regulatory Authority. Investors Parties shall give Brooklyn Federal Parties and its counsel the opportunity to review and comment on each filing prior to its being filed with a Regulatory Authority and shall give Brooklyn Federal Parties and its counsel the opportunity to review and comment on all regulatory filings, amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Regulatory Authority.

Section 6.07  Failure to Fulfill Conditions.

In the event that Investors Bancorp determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Brooklyn Bancorp.

Section 6.08  Employee Benefits.

(a) Investors Bancorp will review all Brooklyn Bancorp Compensation and Benefit Plans to determine whether to maintain, terminate or continue such plans. In the event employee compensation and/or benefits as currently provided by Brooklyn Bancorp or any Brooklyn Subsidiary are changed or terminated by Investors Bancorp, in whole or in part, Investors Bancorp shall provide Continuing Employees (as defined below) with compensation and benefits that are, in the aggregate, substantially similar to the compensation and benefits provided to similarly situated employees of Investors Bancorp or applicable Investors Bancorp Subsidiary (as of the date any such compensation or benefit is provided). Employees of Brooklyn Bancorp or any Brooklyn Subsidiary who become participants in an Investors Bancorp Compensation and Benefit Plan shall, for purposes of determining eligibility for and for any applicable vesting periods of such employee benefits only (and not for benefit accrual purposes unless specifically set forth herein) be given credit for meeting eligibility and vesting requirements in such plans for service as an employee of Brooklyn Bancorp or Brooklyn Federal Savings or any predecessor thereto prior to the Effective Time, provided, however, that credit for prior service shall not be given for any purpose under the Investors Bancorp ESOP, and provided further, that credit for benefit accrual purposes will be given only for purposes of Investors Bancorp vacation policies or programs and for purposes of the calculation of severance benefits under any severance compensation plan of Investors Bancorp. This Agreement shall not be construed to limit the ability of Investors Bancorp or Investors Bank to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes (including terminating any program) as they deem appropriate.

(b) Investors Bancorp shall honor the terms of all employment, consulting and change in control agreements set forth on Brooklyn Disclosure Schedule 3.12(a), to the extent permitted under 12 U.S.C. Section 1828(k) and 12 CFR Part 359 et. seq.

(c) In the event of any termination or consolidation of any Brooklyn Bancorp health plan with any Investors Bancorp health plan, Investors Bancorp shall make available to employees of Brooklyn Bancorp or any Brooklyn Subsidiary who continue employment with Investors Bancorp or an Investors Bancorp Subsidiary (“Continuing Employees”) and their dependents employer-provided health coverage on the same basis as it provides such coverage to Investors Bancorp employees. Unless a Continuing Employee affirmatively terminates coverage under an Brooklyn Bancorp health plan prior to the time that such Continuing Employee becomes eligible to participate in the Investors Bancorp health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the Brooklyn Bancorp health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of Investors Bancorp and their dependents. In the event of a termination or consolidation of any Brooklyn Bancorp health plan, terminated Brooklyn Bancorp employees and qualified beneficiaries will have the right to continued coverage under group health plans of Investors Bancorp in accordance with COBRA, consistent with the provisions below. All Brooklyn Bancorp Employees who cease participating in a Brooklyn Bancorp health plan and become participants in a comparable Investors Bancorp health plan (each a “Former Brooklyn Bancorp Health Plan Participant”) shall receive credit for any co-payment and deductibles paid under Brooklyn Bancorp’s health plan for purposes of satisfying any applicable deductible or out-of-pocket requirements under the Investors Bancorp health plan, upon substantiation, in a form satisfactory to Investors Bancorp that such co-payment and/or deductible has been satisfied. With respect to any Former Brooklyn Bancorp Health Plan Participant, any coverage limitation under the Investors Bancorp health plan due to any pre-existing condition shall be waived by the Investors Bancorp health plan to the degree that such condition was covered by the Brooklyn Bancorp health plan and such condition would otherwise have been covered by the Investors Bancorp health plan in the absence of such coverage limitation.

Section 6.09  Directors and Officers Indemnification and Insurance.

(a) For a period of six years after the Effective Time, Investors Bancorp shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of Brooklyn Bancorp or an Brooklyn Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Investors Bancorp, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Brooklyn Bancorp or an Brooklyn Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent as would have been permitted by Brooklyn Bancorp under the applicable Regulations and under Brooklyn Bancorp’s Certificate of Incorporation and Bylaws. Investors Bancorp shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent as would have been permitted by Brooklyn Bancorp under applicable Regulations and under Brooklyn Bancorp’s Certificate of Incorporation and Bylaws, upon receipt of an undertaking to repay such advance payments if he shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below. Any Indemnified Party wishing to claim indemnification under this Section 6.09 upon learning of any Claim, shall notify Investors Bancorp (but the failure to so notify Investors Bancorp shall not relieve it from any liability which it may have under this Section 6.09, except to the extent such failure materially prejudices Investors Bancorp) and shall deliver to Investors Bancorp the undertaking referred to in the previous section. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Investors Bancorp or an insurance carrier pursuant to Section 6.09(c) below shall have the right to assume the defense thereof and Investors Bancorp shall not be liable to such Indemnified Persons for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Persons in connection with the defense thereof, except that if Investors Bancorp elects not to assume such defense or counsel for the Indemnified Persons advises that there are issues which raise conflicts of interest between Investors Bancorp and the Indemnified Persons, the Indemnified Persons may retain counsel which is reasonably satisfactory to Investors Bancorp, unless the Indemnified Person is provided with counsel by an insurance carrier pursuant to Section 6.09(c) below, and Investors Bancorp shall pay, promptly as statements therefore are received, the reasonable fees and expenses of such counsel for the Indemnified Persons (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Persons will cooperate in the defense of any such matter, (iii) Investors Bancorp shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (iv) Investors Bancorp shall have no obligation hereunder to the extent that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Person in the manner contemplated hereby is prohibited by applicable laws and regulations.

(b) In the event that either Investors Bancorp or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Investors Bancorp shall assume the obligations set forth in this Section 6.09.

(c) Investors Bancorp shall use its best efforts to maintain, or shall cause Investors Bank to maintain, in effect for six years following the Effective Time, the current directors’ and officers’ liability insurance policies covering the officers and directors of Brooklyn Bancorp (provided, that Investors Bancorp may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring at or prior to the Effective Time; provided, however, that in no event shall Investors Bancorp be required to expend pursuant to this Section 7.9.3 an amount that in the aggregate is more than 200% of the annual cost currently expended by Brooklyn Bancorp with respect to such insurance (the “Maximum Amount”); provided, further, that if the amount of the annual premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Investors Bancorp shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for a premium equal to the Maximum Amount. In connection with the foregoing, Brooklyn Bancorp agrees in order for Investors Bancorp to fulfill its agreement to provide directors and officers liability insurance policies for six years to provide such insurer or substitute insurer with such reasonable and customary representations as such insurer may request with respect to the reporting of any prior claims.

(d) The obligations of Investors Bancorp provided under this Section 6.09 are intended to be enforceable against Investors Bancorp directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of Investors Bancorp.

ARTICLE VII

REGULATORY AND OTHER MATTERS

Section 7.01  Brooklyn Bancorp Shareholders Meeting.

Brooklyn Bancorp will (i) as promptly as practicable after it is informed by the SEC that either the SEC will not review, or has no further comments as to, the Merger Proxy Statement, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “Brooklyn Bancorp Shareholders Meeting”), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in Brooklyn Bancorp’s reasonable judgment, necessary or desirable, (ii) subject to Section 6.10, have its Board of Directors recommend approval of this Agreement to the Brooklyn Bancorp shareholders (the “Brooklyn Bancorp Recommendation”).

Section 7.02  Merger Proxy Statement.

(a) For the purposes of holding the Brooklyn Bancorp Shareholders Meeting and soliciting the approval of the Brooklyn Bancorp shareholders, Brooklyn Bancorp shall draft and prepare, and Investors Bancorp shall cooperate in the preparation of, a proxy statement satisfying all applicable requirements of the Exchange Act and of the applicable state securities and banking laws, and the rules and regulations thereunder (such proxy statement in the form mailed to the Brooklyn Bancorp shareholders, together with any and all amendments or supplements thereto, being herein referred to as the “Merger Proxy Statement”). Brooklyn Bancorp shall file the Merger Proxy Statement with the SEC. Brooklyn Bancorp shall use its best efforts to have the Merger Proxy Statement cleared for mailing as promptly as practicable after such filing, and Brooklyn Bancorp shall thereafter promptly mail the Merger Proxy Statement to the Brooklyn Bancorp shareholders.

(b) Investors Bancorp shall provide Brooklyn Bancorp with any information concerning itself that Brooklyn Bancorp may reasonably request in connection with the drafting and preparation of the Merger Proxy Statement, and Brooklyn Bancorp shall notify Investors Bancorp promptly of the receipt of any comments of the SEC with respect to the Merger Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Investors Bancorp promptly copies of all correspondence between Brooklyn Bancorp or any of their representatives and the SEC. Brooklyn Bancorp shall give Investors Bancorp and its counsel the opportunity to review and comment on the Merger Proxy Statement prior to its being filed with the SEC and shall give Investors Bancorp and its counsel the opportunity to review and comment on all amendments and supplements to the Merger Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of Investors Bancorp and Brooklyn Bancorp agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Merger Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Brooklyn Bancorp Common Stock entitled to vote at the Brooklyn Bancorp Shareholders Meeting hereof at the earliest practicable time.

(c) Brooklyn Bancorp and Investors Bancorp shall promptly notify the other party if at any time it becomes aware that the Merger Proxy Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, Brooklyn Bancorp shall cooperate with Investors Bancorp in the preparation of a supplement or amendment to such Merger Proxy Statement that corrects such misstatement or omission, and Brooklyn Bancorp shall file an amended Merger Proxy Statement with the SEC, and Brooklyn Bancorp shall mail an amended Merger Proxy Statement to the Brooklyn Bancorp shareholders.

Section 7.03  Brooklyn MHC Membership Approval

(a) If the approval of the Brooklyn MHC Members for the MHC Merger is required by a Regulatory Authority, Brooklyn MHC will take all steps necessary to duly call, give notice of, convene and hold a meeting of its Members (the “Brooklyn MHC Members Meeting”), for the purpose of considering this Agreement and the MHC Merger. Brooklyn MHC shall draft and prepare, and Investors Bancorp shall cooperate in the preparation of, a proxy statement satisfying all applicable requirements (such proxy statement in the form mailed to the Brooklyn MHC members, together with any and all amendments or supplements thereto, being herein referred to as the “Members Proxy Statement”). Brooklyn MHC shall file the Members Proxy Statement with the Regulatory Authority. Brooklyn MHC shall use its best efforts to have the Members Proxy Statement cleared for mailing as promptly as practicable after such filing, and Brooklyn MHC shall thereafter promptly mail the Members Proxy Statement to the Brooklyn MHC Members.

(b) Investors Bancorp shall provide Brooklyn MHC with any information concerning itself that Brooklyn MHC may reasonably request in connection with the drafting and preparation of the Members Proxy Statement, and Brooklyn Bancorp shall notify Investors Bancorp promptly of the receipt of any comments of the applicable Regulatory Authority with respect to the Members Proxy Statement and of any requests by the applicable Regulatory Authority for any amendment or supplement thereto or for additional information and shall provide to Investors Bancorp promptly copies of all correspondence between Investors Bancorp or any of their representatives and the applicable Regulatory Authority. Brooklyn MHC shall give Investors Bancorp and its counsel the opportunity to review and comment on the Members Proxy Statement prior to its being filed with the applicable Regulatory Authority and shall give Investors Bancorp and its counsel the opportunity to review and comment on all amendments and supplements to the Members Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the applicable Regulatory Authority. Each of Investors Bancorp and each Brooklyn Federal Party agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the applicable Regulatory Authority and to cause the Members Proxy Statement and all required amendments and supplements thereto to be mailed to the Brooklyn MHC Members entitled to vote at the Brooklyn MHC Members Meeting hereof at the earliest practicable time.

(c) Brooklyn MHC and Investors Bancorp shall promptly notify the other party if at any time it becomes aware that the Members Proxy Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, Brooklyn MHC shall cooperate with Investors Bancorp in the preparation of a supplement or amendment to such Members Proxy Statement that corrects such misstatement or omission, and Brooklyn MHC shall file an amended Members Proxy Statement with the applicable Regulatory Authority, and Brooklyn MHC shall mail an amended Members Proxy Statement to the Brooklyn MHC Members.

Section 7.04  Regulatory Approvals.

The Parties will cooperate with each other and use all reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of the SEC, the Regulatory Authorities and any other third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement. The Parties will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the Merger Proxy Statement and any Membership Proxy Statement and any application, petition or any other statement or application made to any Regulatory Authority or Governmental Entity in connection with the Mergers, and the other transactions contemplated by this Agreement. Brooklyn Bancorp shall have the right to review the information relating to Brooklyn Bancorp and any of its Subsidiaries, which appear in any filing made in connection with the transactions contemplated by this Agreement with any Regulatory Authority or any Governmental Entity. Investors Bancorp shall give Brooklyn Bancorp and its counsel the opportunity to review each filing prior to its being filed with a Regulatory Authority and shall give Brooklyn Bancorp and its counsel the opportunity to review all regulatory filings, amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Regulatory Authority.

ARTICLE VIII

CLOSING CONDITIONS

Section 8.01  Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

(a) Shareholder and Membership Approval.  This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of Brooklyn Bancorp and if required, by the requisite vote of the Brooklyn MHC Members.

(b) Injunctions.  None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Regulatory Authority that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

(c) Regulatory Approvals.  All Regulatory Approvals required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals shall have expired; all other necessary approvals, authorizations and consents of any Governmental Entities required to consummate the transactions contemplated by this Agreement, the failure of which to obtain would reasonably be expected to have a Material Adverse Effect, shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired. No such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by the Regulatory Authorities in bank merger transactions, that would, in the good faith reasonable judgment of the Board of Directors of Investors Bancorp, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of the Parties or materially impair the value of Brooklyn Federal Savings to Investors Bancorp.

(d) Merger Proxy Statement.  No proceedings shall have been initiated or threatened by the SEC challenging the Merger Proxy Statement.

(e) Tax Opinion.  On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing at the Closing Date, Investors Bancorp shall have received an opinion of Luse Gorman Pomerenk & Schick, P.C., acceptable in form and substance to Investors Bancorp, dated as of the Closing Date, substantially to the effect that for federal income tax purposes, the Mergers will qualify as reorganizations within the meaning of Section 368(a) of the Code. In rendering the tax opinion described in this Section 8.01, the law firm may require and rely upon customary representations contained in certificates of officers of Investors Bancorp and Brooklyn Bancorp and their respective Subsidiaries.

Section 8.02  Conditions to the Obligations of Investors under this Agreement.

The obligations of the Investors under this Agreement shall be further subject to the satisfaction of the conditions set forth in this Sections 8.02 at or prior to the Closing Date:

(a) Representations and Warranties.  Each of the representations and warranties of the Brooklyn Federal Parties set forth in this Agreement that are qualified as to materiality shall be true and correct, and each of the representations and warranties of the Brooklyn Federal Parties that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made on the Effective Time (except to the extent such representations and warranties speak as of an earlier date); and Brooklyn Bancorp shall have delivered to Investors Bancorp a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Brooklyn Bancorp as of the Effective Time.

(b) Agreements and Covenants.  With respect to covenants and obligations relating to the Commercial Real Estate Loan Portfolio set forth in this Agreement, the Brooklyn Federal Parties shall have performed all obligations, and complied with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time. With respect to all other covenants and obligations set forth in this Agreement, the Brooklyn Federal Parties shall have performed in all material respects all obligations, and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time. Investors Bancorp shall have received a certificate signed on behalf of Brooklyn Bancorp by the Chief Executive Officer and Chief Financial Officer of Brooklyn Bancorp to such effects dated as of the Effective Time.

(c) Permits, Authorizations, Etc.  The Brooklyn Federal Parties shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger and the Bank Merger.

(d) Appraisal Rights.  The aggregate number of shares of Brooklyn Bancorp Common Stock with respect to which the holders thereof have exercised and not withdrawn their appraisal rights shall not exceed 10% of the Minority Shares, as of the record date for the Brooklyn Bancorp Shareholders Meeting.

(e) No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Brooklyn Bancorp on a consolidated basis.

Brooklyn Bancorp will furnish Investors Bancorp with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 8.02 as Investors Bancorp may reasonably request.

Section 8.03  Conditions to the Obligations of the Brooklyn Federal Parties under this Agreement.

The obligations of the Brooklyn Federal Parties under this Agreement shall be further subject to the satisfaction of the conditions set forth in this Section 8.03 at or prior to the Closing Date:

(a) Representations and Warranties.  Each of the representations and warranties of Investors set forth in this Agreement that are qualified as to materiality shall be true and correct, and each of the representations and warranties of Investors that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made on the Effective Time (except to the extent such representations and warranties speak as of an earlier date); and Investors Bancorp shall have delivered to Brooklyn Bancorp a certificate to such effect signed by the Chief Operating Officer and the Chief Financial Officer of Investors Bancorp as of the Effective Time.

(b) Agreements and Covenants.  Investors shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and Brooklyn Bancorp shall have received a certificate signed on behalf of Investors Bancorp by the Chief Operating Officer and Chief Financial Officer to such effect dated as of the Effective Time.

(c) Permits, Authorizations, Etc.  Investors shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Mergers.

(d) Payment of Cash Merger Consideration.  Investors Bancorp shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide Brooklyn Bancorp with a certificate evidencing such delivery.

Investors Bancorp will furnish Brooklyn Bancorp with such certificates of their officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 8.03 as Brooklyn Bancorp may reasonably request.

ARTICLE IX

THE CLOSING

Section 9.01  Time and Place.

Subject to the provisions of Articles VIII and X hereof, the Closing of the transactions contemplated hereby shall take place at the offices of Luse Gorman Pomerenk & Schick, 5335 Wisconsin Avenue, Suite 780, Washington, D.C. at 10:00 a.m., or at such other place or time upon which Investors Bancorp and Brooklyn Bancorp mutually agree. A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place at the offices of Luse Gorman Pomerenk & Schick, 5335 Wisconsin Avenue, Suite 780, Washington, D.C. at 10:00 a.m. on the day prior to the Closing Date.

Section 9.02  Deliveries at the Pre-Closing and the Closing.

At the Pre-Closing there shall be delivered to Investors Bancorp and Brooklyn Bancorp the opinions, certificates, and other documents and instruments required to be delivered at the Pre-Closing under Article IX hereof. At or prior to the Closing, Investors Bancorp shall have delivered the Cash Merger Consideration as set forth under Section 8.03 hereof.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

Section 10.01  Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Mid-Tier Merger by the shareholders of Brooklyn Bancorp:

(a) At any time by the mutual written agreement of Investors Bancorp and Brooklyn Bancorp;

(b) By the Board of Directors of either Investors Bancorp or Brooklyn Bancorp (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement (disregarding any qualification as to Knowledge) on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party;

(c) By the Board of Directors of Investors Bancorp or Brooklyn Bancorp (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party;

(d) At the election of the Board of Directors of either Investors Bancorp or Brooklyn Bancorp if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by Investors Bancorp and Brooklyn Bancorp; provided, that no party may terminate this Agreement pursuant to this Section 10.01(d) if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

(e) By the Board of Directors of either Investors Bancorp or Brooklyn Bancorp if: (x) the shareholders of Brooklyn Bancorp shall have voted at the Brooklyn Bancorp Shareholders Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve such transactions, or (y) the members of Brooklyn MHC shall have voted at the Brooklyn MHC Members Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve the transactions;

(f) By the Board of Directors of either Investors Bancorp or Brooklyn Bancorp if (i) final action has been taken by a Regulatory Authority whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, or (ii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting any of the Mergers and such order, decree, ruling or other action shall have become final and nonappealable;

(g) By the Board of Directors of Investors Bancorp if Brooklyn Bancorp has received a Superior Proposal, and in accordance with Section 5.10 of this Agreement, the Board of Directors of Brooklyn Bancorp has entered into an acquisition agreement with respect to the Superior Proposal, terminated this Agreement, or withdraws its recommendation of this Agreement, fails to make such recommendation or modifies or qualifies its recommendation in a manner adverse to Investors Bancorp; or

(h) By the Board of Directors of Brooklyn Bancorp if Brooklyn Bancorp has received a Superior Proposal, and in accordance with Section 5.10 of this Agreement, the Board of Directors of Brooklyn Bancorp has made a determination to accept such Superior Proposal.

Section 10.02  Effect of Termination.

(a) In the event of termination of this Agreement pursuant to any provision of Section 10.01, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 10.02, 11.01, 11.02, 11.06, 11.09, 11.10, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

(b) If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(i) Except as provided below, whether or not the Mergers are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(ii) In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(iii) As a condition of Investors’ willingness, and in order to induce Investors to enter into this Agreement, and to reimburse Investors Bancorp for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, Brooklyn Bancorp hereby agrees to pay Investors Bancorp, and Investors Bancorp shall be entitled to payment of a fee equal to $460,000, plus out-of-pocket expenses not to exceed the sum of $50,000 less any loan inventory expenses paid by Brooklyn Federal Savings pursuant to Section 5.03 (the “Investors Bancorp Fee”). The Investors Bancorp Fee shall be paid within three business days after written demand for payment is made by Investors Bancorp, following the occurrence of any of the events set forth below:

(A) Brooklyn Bancorp terminates this Agreement pursuant to Section 10.01(h) or Investors Bancorp terminates this Agreement pursuant to Section 10.01(g); or

(B) The entering into a definitive agreement by Brooklyn Bancorp relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving Brooklyn Bancorp within twelve months after the occurrence of any of the following: (i) the termination of the Agreement by Investors

Bancorp pursuant to Section 10.01(b) or 10.01(c) because of, in either case, a willful breach by a Brooklyn Federal Party; or (ii) the failure of the shareholders of Brooklyn Bancorp to approve this Agreement after the public disclosure or public awareness of an Acquisition Proposal.

(c) The right to receive payment of the Investors Bancorp Fee under Section 10.02(b)(iii) will constitute the sole and exclusive remedy of Investors against the Brooklyn Federal Parties and their respective officers and directors with respect to a termination under (A) or (B) above.

Section 10.03  Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of Brooklyn Bancorp), the Parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of Brooklyn Bancorp, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount, value or changes the form of consideration to be delivered to Brooklyn Bancorp’s shareholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE XI

MISCELLANEOUS

Section 11.01  Confidentiality.

Except as specifically set forth herein, Investors Bancorp and Brooklyn Bancorp mutually agree to be bound by the terms of the confidentiality agreement dated March 22, 2011 (the “Confidentiality Agreement”) previously executed by the parties hereto, which Confidentiality Agreement is hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreement shall continue in accordance with its respective terms, notwithstanding the termination of this Agreement.

Section 11.02  Public Announcements.

Brooklyn Bancorp and Investors Bancorp shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither Brooklyn Bancorp nor Investors Bancorp shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release, public announcement or communication has been mutually agreed upon by the parties hereto. Notwithstanding the foregoing, a party may, without the prior consent of the other party (but after prior consultation with the other party), issue such press release or public disclosure as may upon the advice of counsel be required by law or the rules and regulations of the applicable exchange, as the case may be.

Section 11.03  Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

Section 11.04  Notices.

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by recognized overnight courier addressed as follows:

(a) If to Investors to:

Investors Bancorp, Inc.
101 JFK Parkway
Short Hills, New Jersey 07078

Attn:	Domenick Cama
Senior Executive Vice President and Chief Operating Officer
Fax: (973) 924-5192

with a copy to:

Luse Gorman Pomerenk & Schick
5335 Wisconsin Avenue, NW
Suite 780
Washington, DC 20016

Attn:	John J. Gorman, Esq.
Marc Levy, Esq.
Fax: (202) 362-2902

(b) If to Brooklyn to:

Brooklyn Federal Bancorp, Inc.
81 Court Street
Brooklyn, New York
               Attn: Gregg J. Wagner
               President and Chief Executive Officer
               Fax: (718) 858-5174

with a copy to:

Paul Hastings LLP
875 15th Street, N.W.
Washington, DC 20005

Attn:	V. Gerard Comizio, Esq.
Lawrence D. Kaplan, Esq.
               Fax: (202) 551-0229

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three (3) business days after being delivered to the U.S. mail, postage prepaid; or (c) one (1) business day after being delivered to the overnight courier.

Section 11.05  Parties in Interest.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for the provisions of Article II and Section 6.09, following the Effective Time, nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 11.06  Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, referred to in

Section 11.01, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement referred to in Section 11.1 hereof) between the parties, both written and oral, with respect to its subject matter.

Section 11.07  Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

Section 11.08  Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 11.09  Governing Law.

This Agreement shall be governed by the laws of Delaware, without giving effect to its principles of conflicts of laws, except to the extent that federal law applies.

Section 11.10  Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section. The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 11.11  Specific Performance; Jurisdiction.

The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in the United States District Court for the District of Delaware or in any state court in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each party agrees that it will not seek and will agree to waive any requirement for the securing or posting of a bond in connection with the other party’s seeking or obtaining such injunctive relief. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the United States District Court for the District of Delaware or of any state court located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other United States District Court for the District of Delaware or a state court located in the State of Delaware.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

INVESTORS SAVINGS BANK

By:	/s/ Domenick Cama
Domenick Cama, Senior Executive Vice
President and Chief Operating Officer

INVESTORS BANCORP, INC.

By:	/s/ Domenick Cama
Domenick Cama, Senior Executive Vice
President and Chief Operating Officer

INVESTORS BANCORP, MHC

By:	/s/ Domenick Cama
Domenick Cama, Senior Executive Vice
President and Chief Operating Officer

BROOKLYN FEDERAL SAVINGS BANK

By:	/s/ Gregg J. Wagner
Gregg J. Wagner, President and Chief
Executive Officer

BROOKLYN FEDERAL BANCORP, INC.

By:	/s/ Gregg J. Wagner
Gregg J. Wagner, President and Chief
Executive Officer

BROOKLYN BANCORP, MHC

By:	/s/ Gregg J. Wagner
Gregg J. Wagner, President and Chief
Executive Officer